 Filed pursuant to Rule 424(b)(5)
 Registration Nos. 333-278983 and 333-278983-04
PROSPECTUS SUPPLEMENT
(To prospectus dated August 29, 2025)
$3,500,000,000
TOTALENERGIES CAPITAL USA, LLC
(A wholly-owned indirect subsidiary of TOTALENERGIES SE)
$1,500,000,000 4.248% Guaranteed Notes Due 2031
$1,250,000,000 4.569% Guaranteed Notes Due 2033
$750,000,000 4.857% Guaranteed Notes Due 2036
Guaranteed on an unsecured, unsubordinated basis by
TOTALENERGIES SE
Pursuant to this prospectus supplement, TotalEnergies Capital USA, LLC is offering $1,500,000,000 4.248% notes due 2031 (the “2031 notes”), $1,250,000,000 4.569% notes due 2033 (the “2033 notes”) and $750,000,000 4.857% notes due 2036 (the “2036 notes” and, together with the 2031 notes and the 2033 notes, the “notes”). The 2031 notes will bear interest at the rate of 4.248% per year, the 2033 notes will bear interest at the rate of 4.569% per year and the 2036 notes will bear interest at the rate of 4.857% per year. TotalEnergies Capital USA, LLC will pay interest on the 2031 notes on January 13 and July 13 of each year, beginning on July 13, 2026, on the 2033 notes on January 13 and July 13 of each year, beginning on July 13, 2026 and on the 2036 notes on January 13 and July 13 of each year, beginning on July 13, 2026. Interest on each series of notes will accrue from January 13, 2026. The 2031 notes will mature on January 13, 2031, the 2033 notes will mature on January 13, 2033 and the 2036 notes will mature on January 13, 2036. The notes of each series will be issued only in denominations of $2,000 and integral multiples of $1,000 above that amount.
Payment of the principal of, premium, if any, and interest on the notes is guaranteed by TotalEnergies SE.
We may redeem the notes in whole or in part at any time and from time to time at the make-whole redemption prices set forth in this prospectus supplement. In addition, we may redeem the notes at any time at 100% of their principal amount upon the occurrence of certain tax events described in this prospectus supplement and the attached prospectus.

See “Risk Factors” beginning on page S-4 of this prospectus supplement, on page 5 of the attached prospectus and on page 3 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2024, which is incorporated by reference in this prospectus supplement and the attached prospectus, to read about factors you should consider before investing in the notes.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the attached prospectus. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)	Underwriting Discount	Proceeds, before expenses, to TotalEnergies(1)
Per 2031 note	100.000%	0.130%	99.870%
Total for 2031 notes	$1,500,000,000	$1,950,000	$1,498,050,000
Per 2033 note	100.000%	0.180%	99.820%
Total for 2033 notes	$1,250,000,000	$2,250,000	$1,247,750,000
Per 2036 note	100.000%	0.250%	99.750%
Total for 2036 notes	$750,000,000	$1,875,000	$748,125,000

(1)
Plus accrued interest from January 13, 2026, if settlement occurs after that date.

The underwriters expect to deliver the notes in book-entry form through the facilities of The Depository Trust Company (“DTC”) and its participants, including Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”), against payment in New York, New York on or about January 13, 2026.
Joint Book-Running Managers
Citigroup	BofA Securities	Morgan Stanley	MUFG
Natixis	SMBC Nikko	Standard Chartered Bank AG
Prospectus Supplement dated January 6, 2026

PROSPECTUS SUPPLEMENT
PROSPECTUS
In this prospectus supplement, unless the context indicates otherwise, the terms “we”, “our” and “us” refer to both TotalEnergies SE and TotalEnergies Capital USA, LLC, the “Guarantor” or the “Company” refers to TotalEnergies SE and “TotalEnergies” refers to the Guarantor and its direct and consolidated subsidiaries, and “TotalEnergies Capital USA” refers to TotalEnergies Capital USA, LLC.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which contains specific information about the terms of this offering. This prospectus supplement also adds and updates information contained in, or incorporated by reference into, the accompanying prospectus. The second part, the accompanying prospectus, provides more general information about us and securities we may offer from time to time, some of which may not apply to this offering of notes. This prospectus supplement and the accompanying prospectus incorporate by reference important business and financial information about us that is not included in or delivered with this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus together with the additional information below under the heading “Where You Can Find More Information; Incorporation by Reference” and “Incorporation of Information Filed with the SEC.” If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus or any document incorporated herein or therein by reference, you should rely on the information in this prospectus supplement.
INCORPORATION OF INFORMATION FILED WITH THE SEC
The U.S. Securities and Exchange Commission, referred to herein as the “SEC”, allows us to “incorporate by reference” into this prospectus supplement and the attached prospectus the information in documents filed with the SEC, which means that:
•
incorporated documents are considered part of this prospectus supplement and the attached prospectus;

•
we can disclose important information to you by referring to those documents; and

•
information filed with the SEC in the future will automatically update and supersede this prospectus supplement and the attached prospectus.

The information that we incorporate by reference is an important part of this prospectus supplement and the attached prospectus.
We incorporate by reference in this prospectus supplement and the attached prospectus the documents described in “Where You Can Find More Information; Incorporation by Reference” in the attached prospectus, which we filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended, referred to herein as the Exchange Act, except to the extent those documents have been amended or superseded by subsequent filings. We also incorporate by reference any future filings that we make with the SEC under Sections 13(a), 13(c) or 15(d) of the Exchange Act after the date of this prospectus supplement but before the end of the notes offering and that, in the case of any future filings on Form 6-K, are identified in such filing as being incorporated into this prospectus supplement or the attached prospectus.
The documents incorporated by reference in this prospectus supplement and the attached prospectus and in particular, those set forth below contain important information about TotalEnergies and its financial condition:
•
the Company’s Annual Report on Form 20-F for the year ended December 31, 2024, filed with the SEC on March 31, 2025; and

•
the Company’s Current Report on Form 6-K furnished to the SEC on October 30, 2025.

You should read “Where You Can Find More Information; Incorporation by Reference” in the attached prospectus for information on how to obtain the documents incorporated by reference or other information relating to TotalEnergies.

GENERAL INFORMATION
TotalEnergies files annual and current reports and other information with the SEC. The SEC maintains an internet site at www.sec.gov that contains reports and other information regarding issuers, including the Company, that file electronically with the SEC. TotalEnergies’ website address is www.totalenergies.com. Any other information contained on any website referenced in this prospectus supplement is not incorporated by reference in this prospectus supplement.
No person has been authorized to provide you with information that is different from what is contained in, or incorporated by reference into, this prospectus supplement and the attached prospectus, and, if given or made, such information must not be relied upon as having been authorized. Investors should carefully evaluate the information provided in light of the total mix of information available, recognizing that no assurance can be given about information not contained in or incorporated by reference in this prospectus supplement and the attached prospectus. This prospectus supplement and the attached prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the notes to which it relates or an offer to sell or the solicitation of an offer to buy such notes by any person in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement and the attached prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus supplement or that the information contained in this prospectus supplement and the attached prospectus is correct as of any time subsequent to its date.
The distribution of this prospectus supplement and the attached prospectus and the offering and sale of the notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the attached prospectus come are required by us and the underwriters to inform themselves about and to observe any such restrictions.
MiFID II product governance / Professional investors and ECPs only target market.   Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is eligible counterparties and professional clients only, each as defined in Directive 2014/65/EU (as amended, “MiFID II”); and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.
Prohibition of sales to EEA retail investors.   The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, (a) a retail investor means a person who is one (or more) of the following: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”) and (b) an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Prohibition of sales to UK retail investors.   The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, (a) a retail investor means a person who is one (or more) of the following: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of UK domestic law by virtue of the EUWA and (b) an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.
In addition, this prospectus supplement and the attached prospectus is only being distributed to and is only directed at persons in the United Kingdom that are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), or (ii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.
This prospectus supplement has been prepared on the basis that any offer of notes in the United Kingdom will be made pursuant to an exemption under the FSMA from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in the United Kingdom of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the issuer, the Guarantor or any of the underwriters to publish a prospectus pursuant to section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation, in each case, in relation to such offer. None of the issuer, the Guarantor or the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the issuer, the Guarantor or the underwriters to publish or supplement a prospectus for such offer. The expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129, as it forms part of UK domestic law by virtue of the EUWA.
The Company’s headquarters are located at 2, place Jean Millier, La Défense 6, 92400 Courbevoie, France.
TotalEnergies Capital USA’s headquarters are located at 1201 Louisiana Street, Suite 1800, Houston, Texas 77002, United States.
In this prospectus, references to “United States dollars”, “U.S. dollars”, “dollars”, “US$” and “$” are to the currency of the United States and references to “euros” and “€” are to the single European currency adopted by certain participating member countries of the European Union.

RISK FACTORS
Investing in the securities offered using this prospectus supplement and the attached prospectus involves risk. You should consider carefully the risks described below, together with the risks described in the documents incorporated by reference into this prospectus supplement and the attached prospectus, and any risk factors included in the attached prospectus, before you decide to buy the notes. If any of these risks actually occurs, our business, financial condition and results of operations could suffer, and the trading price and liquidity of the securities offered using this prospectus could decline, in which case you may lose all or part of your investment.
You should read “Risk Factors” in the Guarantor’s Annual Report on Form 20-F for the year ended December 31, 2024, which is incorporated by reference in this prospectus, for information on risks relating to TotalEnergies’ business.
Risks related to the offering and owning the notes
Since the Guarantor is a holding company and currently conducts its operations through subsidiaries, your right to receive payments on the notes and the guarantee is subordinated to the other liabilities of the Guarantor’s subsidiaries.
The Guarantor is organized as a holding company, and substantially all of its operations are carried on through subsidiaries. The Guarantor’s principal source of income is the dividends and distributions it receives from its subsidiaries. On an unconsolidated basis, the Guarantor’s obligations consisted of $584 million of unsubordinated external debt as of September 30, 2025. The Guarantor’s ability to meet its financial obligations is dependent upon the availability of cash flows from its domestic and foreign subsidiaries and affiliated companies through dividends, intercompany advances, management fees and other payments. The Guarantor’s subsidiaries are not guarantors on the notes. Moreover, these subsidiaries and affiliated companies are not required and may not be able to pay dividends to the Guarantor. Claims of the creditors of the Guarantor’s subsidiaries have priority as to the assets of such subsidiaries over the claims of creditors of the Guarantor. Consequently, holders of TotalEnergies Capital USA’s notes that are guaranteed by the Guarantor are in fact structurally subordinated, on the Guarantor’s insolvency, to the prior claims of the creditors of the Guarantor’s other subsidiaries.
In addition, some of the Guarantor’s subsidiaries are subject to laws restricting the amount of dividends they may pay. For example, these laws may prohibit dividend payments when net assets fall below subscribed share capital, when the subsidiary lacks available profits or when the subsidiary fails to meet certain capital and reserve requirements. For example, French law prohibits those subsidiaries incorporated in France from paying dividends unless these payments are made out of distributable profits. These profits consist of accumulated, realized profits, which have not been previously utilized, less accumulated, realized losses, which have not been previously written off. Other statutory and general law obligations may also affect the ability of directors of the Guarantor’s subsidiaries to declare dividends and the ability of our subsidiaries to make payments to us on account of intercompany loans.
Since the notes are unsecured, your right to receive payments may be adversely affected.
The notes will be unsecured. The notes are not subordinated to any of our other debt obligations, and therefore they will rank equally with all our other unsecured and unsubordinated indebtedness (save for certain mandatory exceptions provided by French law). There is no limitation on the Guarantor’s or TotalEnergies Capital USA’s ability to issue secured debt. As of September 30, 2025, the Guarantor had $8,943 million of consolidated secured indebtedness outstanding and TotalEnergies Capital USA had no secured indebtedness outstanding. If TotalEnergies Capital USA, as issuer of the notes, defaults on the notes or the Guarantor defaults on the guarantee, or after the bankruptcy, liquidation or reorganization of TotalEnergies Capital USA or the Guarantor, then, to the extent the relevant obligor has granted security over its assets, the assets that secure that entity’s debts will be used to satisfy the obligations under that secured debt before the obligor can make payment on the notes or the guarantee, as applicable. There may only be limited assets available to make payments on the notes or the guarantee in the event of an acceleration of the notes. If there is not enough collateral to satisfy the obligations of the secured debt, then the remaining amounts on the secured debt would share equally with all unsubordinated unsecured indebtedness (save for certain mandatory exceptions provided by French law).

At any point in time there may or may not be an active trading market for the notes.
At any point in time there may or may not be an active trading market for the notes. We have not and do not intend to list the notes on any securities exchange or make them available for quotation on any automated interdealer quotation system. In addition, underwriters, broker-dealers and agents that participate in the distribution of the notes may make a market in the notes as permitted by applicable laws and regulations but will have no obligation to do so, and any such market-making activities with respect to the notes may be discontinued at any time without notice. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price. Among the factors that could cause the notes to trade at a discount are: an increase in prevailing interest rates; a decline in our credit worthiness; the time remaining to the maturity; a weakness in the market for similar securities; and declining general economic conditions.

CAPITALIZATION AND INDEBTEDNESS OF TOTALENERGIES
The following table sets out the unaudited consolidated capitalization and long-term indebtedness, as well as short-term indebtedness, of the Guarantor and the consolidated entities directly or indirectly controlled by the Guarantor as of September 30, 2025, prepared on the basis of IFRS. Currency amounts are expressed in U.S. dollars (“dollars” or “$”) or in euros (“euros” or “€”).
	As of September 30, 2025
	Actual	Adjusted(1)
	(in millions of dollars)
Current financial debt, including current portion of non-current financial debt
Current portion of non-current financial debt	5,290	5,290
Current financial debt	8,530	8,530
Current portion of financial instruments for interest rate swaps liabilities	324	324
Other current financial instruments–liabilities	244	244
Financial liabilities directly associated with assets held for sale	224	224
Total current financial debt	14,612	14,612
Non-current financial debt	49,552	53,052
Non-controlling interests	2,384	2,384
Shareholders’ equity
Common shares	7,059	7,059
Paid-in surplus and retained earnings	125,073	125,073
Currency translation adjustment	(13,853)	(13,853)
Treasury shares	(2,998)	(2,998)
Total shareholders’ equity–TotalEnergies share	115,281	115,281
Total capitalization and non-current indebtedness	167,217	170,717

(1)
As adjusted to reflect the issuance of notes offered pursuant to this prospectus supplement.

As of September 30, 2025, TotalEnergies SE had an issued share capital of 2,206,585,543 ordinary shares with a par value of €2.50 per share, of which 40,128,443 were treasury shares.
As of September 30, 2025, $8,943 million of the Guarantor’s non-current financial debt was secured and $40,609 million was unsecured, and all of the Guarantor’s current financial debt of $14,612 million was unsecured. As of September 30, 2025, the Guarantor had no outstanding guarantees from third parties relating to its consolidated indebtedness.
For more information about the Guarantor’s off-balance sheet commitments and contingencies, see Note 13.1 of the Notes to the Guarantor’s audited Consolidated Financial Statements in its Annual Report on Form 20-F for the year ended December 31, 2024, filed with the Securities and Exchange Commission on March 31, 2025.
Except as disclosed herein, there have been no material changes in the consolidated capitalization, indebtedness and contingent liabilities of the Guarantor since September 30, 2025.

DESCRIPTION OF NOTES
This section outlines the specific financial and legal terms of the notes that are more generally described under “Description of Debt Securities and Guarantee” beginning on page 8 of the prospectus that is attached to this prospectus supplement. If anything described in this section is inconsistent with the terms described under “Description of Debt Securities and Guarantee” in the attached prospectus, the terms described below shall prevail.
The term “notes” shall mean the notes originally issued on the original issuance date taken together with any additional notes of the same series subsequently issued.
Terms of the Notes
Issuer:
TotalEnergies Capital USA
Guarantor:
TotalEnergies SE
Title:
4.248% Guaranteed Notes Due 2031.
4.569% Guaranteed Notes Due 2033.
4.857% Guaranteed Notes Due 2036.
Total initial principal amount of 2031 notes being issued:
$1,500,000,000.
Total initial principal amount of 2033 notes being issued:
$1,250,000,000.
Total initial principal amount of 2036 notes being issued:
$750,000,000.
Public Offering Price for the 2031 notes:
100.000% plus accrued interest, if any, from January 13, 2026.
Public Offering Price for the 2033 notes:
100.000% plus accrued interest, if any, from January 13, 2026.
Public Offering Price for the 2036 notes:
100.000% plus accrued interest, if any, from January 13, 2026.
Issuance date:
January 13, 2026.
Maturity date:
The 2031 notes will mature on January 13, 2031.
The 2033 notes will mature on January 13, 2033.
The 2036 notes will mature on January 13, 2036.
Interest rate:
The 2031 notes will bear an interest at the rate of 4.248% per annum.
The 2033 notes will bear an interest at the rate of 4.569% per annum.
The 2036 notes will bear an interest at the rate of 4.857% per annum.
Day count:
Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.
Date interest starts accruing:
January 13, 2026.
Interest payment dates:
Each January 13 and July 13 for the 2031 notes.
Each January 13 and July 13 for the 2033 notes.
Each January 13 and July 13 for the 2036 notes.
First interest payment date:
July 13, 2026 for the 2031 notes.
July 13, 2026 for the 2033 notes.
July 13, 2026 for the 2036 notes.

Regular record dates for
interest:
Each December 29 and June 28 for the 2031 notes.
Each December 29 and June 28 for the 2033 notes.
Each December 29 and June 28 for the 2036 notes.
Business Day:
If any payment is due in respect of the notes on a day that is not a business day, it will be made on the next following business day, provided that no interest will accrue on the payment so deferred. A “business day” for these purposes is any weekday on which banking or trust institutions in the City of New York are not authorized generally or obligated by law, regulation or executive order to close.
Optional redemption:
2031 notes
Prior to December 13, 2030 (one month prior to their maturity) (the “2031 notes Par Call Date”), we may redeem the notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the 2031 notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.
On or after the 2031 notes Par Call Date, we may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date.
2033 notes
Prior to November 13, 2032 (two months prior to their maturity) (the “2033 notes Par Call Date”), we may redeem the notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the 2033 notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30- day months) at the Treasury Rate plus 10 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date
On or after the 2033 notes Par Call Date, we may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date.
2036 notes
Prior to October 13, 2035 (three months prior to their maturity) (the “2036 notes Par Call Date”), we may redeem the notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the 2036 notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.
On or after the 2036 notes Par Call Date, we may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date.
Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.
Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.
In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.
Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.
For purposes of determining the optional make-whole redemption price, the following definitions are applicable.
“Treasury Rate”
means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.
The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call

Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable par call date, as applicable. If there is no United States Treasury security maturing on the applicable par call date but there are two or more United States Treasury securities with a maturity date equally distant from the applicable par call date, one with a maturity date preceding the applicable par call date and one with a maturity date following the applicable par call date, the Company shall select the United States Treasury security with a maturity date preceding the applicable par call date. If there are two or more United States Treasury securities maturing on the applicable par call date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable
United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
Guarantee:
Payment of the principal of, premium, if any, and interest on the notes is guaranteed by TotalEnergies SE. For more information about the guarantee, you should read “Description of Debt Securities and Guarantee” beginning on page 8 of the attached prospectus.
Ranking:
The notes and the guarantees will constitute unsecured and unsubordinated indebtedness of TotalEnergies Capital USA and the Guarantor, respectively, and will rank equally with all other unsecured and unsubordinated indebtedness of TotalEnergies Capital USA and the Guarantor, respectively, from time to time outstanding.
Name of depositary:
The Depository Trust Company, New York, New York, commonly referred to as “DTC”.

Form of notes:
The notes of each series will be issued as one or more global securities. You should read “Description of Debt Securities and Guarantee—Legal Ownership—Global Securities” beginning on page 11 of the attached prospectus for more information about global securities. The notes will be issued in the form of global securities deposited with DTC and registered in the name of Cede & Co, as the nominee of DTC. Beneficial interests in the notes may be held through DTC, Clearstream or Euroclear. For more information about global securities held through DTC, Clearstream or Euroclear, you should read “Clearance and Settlement” beginning on page 21 of the attached prospectus.
Redemption:
The notes are not redeemable, except (i) as described under “Description of Debt Securities and Guarantee—Special Situations—Optional Tax Redemption” beginning on page 18 of the attached prospectus; the provisions for optional tax redemption described therein will apply to changes in tax treatment occurring after the issuance date; at maturity, the notes will be repaid at par; and (ii) as described above under “Optional redemption”. Notice of redemption will be sent at least 10 days but not more than 60 days before the redemption date to each registered holder of the relevant notes to be redeemed. Once notice of redemption is sent, the relevant notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date, subject to any conditions precedent specified in such notice.
Additional Amounts:
We will make payments on the notes without withholding any taxes unless otherwise required to do so by law. If the Republic of France or any tax authority therein requires the Guarantor to withhold or deduct amounts from payment under the guarantee in respect of the notes on account of taxes or any other governmental charges, the Guarantor (or, in some cases, if certain other jurisdictions require such withholding or deduction as a result of a merger or similar event, TotalEnergies Capital USA in respect of payments on the notes or the Guarantor in respect of payments under the guarantee) may be required, subject to certain exceptions, to pay you an additional amount so that the net amount you receive will be the amount specified in the note to which you are entitled as more fully described under “Description of Debt Securities and Guarantee—Special Situations—Payment of Additional Amounts” beginning on page 16 of the attached prospectus. TotalEnergies Capital USA and the Guarantor in its capacity as guarantor, as the case may be, will not have to pay additional amounts in respect to, among others, any tax or governmental charge imposed by the United States or any political subdivision thereof.
Furthermore, any amounts to be paid by TotalEnergies Capital USA, the paying agent, the trustee or the Guarantor, as the case may be, on the notes will be paid net of any FATCA Withholding. Neither TotalEnergies Capital USA nor the Guarantor nor any other person will be required to pay additional amounts on account of any FATCA Withholding.
Sinking fund:
There is no sinking fund.
Trustee:
TotalEnergies Capital USA will issue the notes under an indenture with The Bank of New York Mellon, acting through its London Branch, as trustee, to be dated as of January 13, 2026.
Net proceeds:
The net proceeds will be $3,493,925,000 (after deducting the underwriting discounts but before expenses of the offering).

Listing:
We do not plan to have the notes listed on any securities exchange or made available for quotation on any automated interdealer quotation system.
Risk factors:
You should read carefully all of the information in this prospectus supplement and the attached prospectus, which includes information incorporated by reference. In particular, you should evaluate the specific factors under “Risk Factors” beginning on page S-4 of this prospectus supplement, on page 5 of the attached prospectus and on page 3 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2024 for risks involved with an investment in the notes.
Further issues:
We may issue additional notes of the same series as any series of notes offered hereby without the consent of holders of such notes. Any additional notes so issued will have the same terms as such existing notes in all respects (except for the date from which interest accrues, the issue price and, in some cases, the first interest payment date on the new notes, if any), so that such additional notes will be consolidated and form a single series with such existing notes. Any additional notes shall be issued under a separate CUSIP or ISIN number unless the additional notes are issued pursuant to a “qualified reopening” of such original series or are otherwise treated as fungible with notes of such original series for U.S. federal income tax purposes.
Governing law and jurisdiction:
The indenture and the notes are governed by New York law. Any legal proceeding arising out of or based upon the indenture, the supplemental indenture relating to the notes and the notes may be instituted in any state or federal court in the Borough of Manhattan in New York City, New York.
Timing and delivery:
We currently expect delivery of the notes to occur on or about January 13, 2026, which will be the fifth business day following the initial date of trading of the notes (such settlement cycle being referred to as “T+5”). Under applicable rules and regulations, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, by virtue of the fact that the initial delivery of the notes will not be made on a T+1 basis, investors who wish to trade the notes prior to the date that is one business day preceding final settlement will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.
CUSIP / ISIN for the 2031
notes:
89158TAA7/US89158TAA79.
CUSIP / ISIN for the 2033
notes:
89158TAB5/US89158TAB52.
CUSIP / ISIN for the 2036
notes:
89158TAC3/US89158TAC36.

USE OF PROCEEDS
We estimate that the net proceeds (after deducting the underwriting discounts but before expenses of the offering) from the sale of the notes will be approximately $3,493,925,000. We intend to use the net proceeds from the sale of the notes to repay certain outstanding intercompany indebtedness.

UNDERWRITING
Subject to the terms and conditions of the Purchase Agreement with TotalEnergies Capital USA and the Guarantor, dated the date of this prospectus supplement, each of the underwriters has severally, and not jointly, agreed to purchase, and we have agreed to sell to each underwriter, the principal amount of notes set forth opposite the name of each underwriter:
Underwriters	Principal Amount of 2031 notes	Principal Amount of 2033 notes	Principal Amount of 2036 notes
Citigroup Global Markets Inc.	$214,286,000	$178,572,000	$107,143,000
BofA Securities, Inc.	$214,286,000	$178,572,000	$107,143,000
Morgan Stanley & Co. LLC	$214,286,000	$178,572,000	$107,143,000
MUFG Securities Americas Inc.	$214,286,000	$178,571,000	$107,143,000
Natixis Securities Americas LLC	$214,286,000	$178,571,000	$107,143,000
SMBC Nikko Securities America, Inc.	$214,285,000	$178,571,000	$107,143,000
Standard Chartered Bank AG	$214,285,000	$178,571,000	$107,142,000
Total	$1,500,000,000	$1,250,000,000	$750,000,000
To the extent any underwriter that is not a U.S.-registered broker-dealer intends to effects sales of the notes in the United States, it will do so through one or more U.S.-registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.
The underwriters initially propose to offer part of the notes directly at the offering prices described on the cover page of this prospectus supplement. In addition, the underwriters initially propose to offer to certain dealers at prices that represent a concession not in excess of 0.080% of the principal amount of the 2031 notes, 0.100% of the principal amount of the 2033 notes and 0.150% of the principal amount of the 2036 notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.050% of the principal amount of the 2031 notes, 0.080% of the principal amount of the 2033 notes and 0.100% of the principal amount of the 2036 notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering prices and other selling terms.
The notes are new issues of securities with no established trading markets. We do not plan to have the notes listed on any securities exchange or included in any automated interdealer quotation system.
TotalEnergies Capital USA and the Guarantor have been advised by the underwriters that they intend to make a market in the notes but are not obligated to do so and may discontinue market-making at any time without notice. No assurance can be given as to the liquidity of the trading markets for the notes.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates have provided from time to time, and expect to provide in the future, investment and commercial banking and financial advisory services (including entering into swap arrangements) to the Guarantor and its affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions.
Delivery of the notes will be made against payment on January 13, 2026 (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, trades of securities in the secondary market generally are required to settle in one business day, referred to as T+1, unless the parties to a trade agree otherwise. Accordingly, by virtue of the fact that the initial delivery of the notes will not be made on a T+1 basis, investors who wish to trade the notes prior to the date that is one business day preceding final settlement will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. See “Description of Notes—Timing and delivery”.
In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer or its affiliates. If any of the underwriters or their respective affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. A typical such hedging strategy would include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
The underwriters have advised us that they propose to offer the notes, initially, to the public at the public offering prices on the cover of this prospectus supplement. After the initial public offering, the public offering prices may be changed. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market prices of the notes while the offering is in progress. The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
These activities by the underwriters may stabilize, maintain or otherwise affect the market prices of the notes. As a result, the prices of the notes may be higher than the prices that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.
TotalEnergies Capital USA and the Guarantor have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
Prohibition of sales to EEA retail investors
Each underwriter has represented and agreed that it has not offered, sold or otherwise made available, and will not offer, sell or otherwise make available, any notes to any retail investor in the European Economic Area. For the purposes of this provision:
(a)
the expression “retail investor” means a person who is one (or more) of the following:

(i)
a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(ii)   a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or
(iii)
not a qualified investor as defined in the Prospectus Regulation; and

(b)   the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.
Prohibition of sales to UK retail investors
Each underwriter has represented and agreed that it has not offered, sold or otherwise made available, and will not offer, sell or otherwise make available, any notes to any retail investor in the United Kingdom. For the purposes of this provision:
(a)
the expression “retail investor” means a person who is one (or more) of the following:

(i)   a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of UK domestic law by virtue of the EUWA; or

(ii)   a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or
(iii)   not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of UK domestic law by virtue of the EUWA; and
(b)   the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.
These European Economic Area and United Kingdom selling restrictions are in addition to the other selling restrictions set out below.
France
Each of the underwriters has represented and agreed that it has not offered or sold and will not offer or sell, directly or indirectly, the notes to the public in France (offre au public de titres financiers) and, neither this prospectus supplement nor any offering or marketing materials relating to the notes have been or will be made available or distributed in any way that would constitute, directly or indirectly an offer to the public in France. The notes shall only be offered or sold in France to qualified investors (investisseurs qualifiés) within the meaning of Article 2(e) of Regulation (EU) 2017/1129, as amended (the “Prospectus Regulation”) and in accordance with Articles L. 411-1 and L. 411-2 of the French Code Monétaire et Financier.
United Kingdom
Each underwriter has represented, warranted and agreed:
(a)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any notes which are subject to the offering contemplated by this prospectus supplement in circumstances in which Section 21(1) of the FSMA does not apply to TotalEnergies Capital USA or the Guarantor; and
(b)   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes which are subject to the offering contemplated by this prospectus supplement in, from or otherwise involving the United Kingdom.
Canada
Each underwriter has represented, warranted and agreed:
(a)   any offer, sale or distribution of notes in Canada has and will be made only to only to purchasers that are “accredited investors” (as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions (“NI 45-106”) or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario)), that are also “permitted clients” (as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations), that are purchasing as principal, or are deemed to be purchasing as principal in accordance with applicable Canadian securities laws, and that are not a person created or used solely to purchase or hold notes as an “accredited investor” as described in paragraph (m) of the definition of “accredited investor” in section 1.1 of NI 45-106;
(b)   either (I) it is appropriately registered under applicable Canadian securities laws in each relevant province or territory to sell and deliver the notes, (II) such sale and delivery will be made through an affiliate of it that is so registered if the affiliate is registered in a category that permits such sale and has agreed to make such sale and delivery in compliance with the representations, warranties and agreements set out herein, or (III) it is relying on an exemption from the dealer registration requirements under applicable Canadian securities laws and has complied with the requirements of that exemption; and
(c)   it has not and will not distribute or deliver the prospectus, or any other offering material in connection with any offering of notes, in Canada or to a resident of Canada or to any person subject to the securities laws of any province or territory of Canada, other than in compliance with applicable Canadian securities laws.

Hong Kong
Each underwriter (i) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.
Japan
The notes have not been and will not be registered under the Financial Instruments and Exchange Act Law of Japan (Act no. 25 of 1948, as amended, the “FIEA”), and each of the underwriters has represented and agreed that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell the notes in Japan or to, or for the benefit of, any “resident” of Japan (as defined under Item 5, Paragraph 1, Article 6 of the Foreign Exchange and Foreign Trade Control Law no. 228 of 1949, as amended), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of any resident in Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.
Singapore
Each underwriter has acknowledged that this prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any notes or caused the notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any notes or cause the notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)   a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
(b)   a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,
(c)   securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:
(i)   to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(c)(ii) of the SFA;
(ii)
where no consideration is or will be given for the transfer;

(iii)
where the transfer is by operation of law;

(iv)
as specified in Section 276(7) of the SFA; or

(v)   as specified in Regulation 37A of the Securities and Futures (Offers of Investments (Securities and Securities-based Derivatives Contracts) Regulations 2018).
Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA the issuer of the notes has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Switzerland
This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, sold or marketed, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”), except to any investor that qualifies as a professional client within the meaning of the FinSA, and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus or a key information document (or an equivalent document) as such terms are understood pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland, except to any investor that qualifies as a professional client within the meaning of the FinSA.
Neither this prospectus supplement nor any other marketing or offering material relating to the notes has been or will be filed with, or reviewed or approved by, a Swiss review body, and does not comply with the disclosure requirements applicable to a prospectus within the meaning of the FinSA.
Taiwan
The notes have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration or filing with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the notes in Taiwan.
Dubai International Financial Centre
Each underwriter has represented and agreed that it has not offered and will not offer the notes to be issued to any person in the Dubai International Financial Centre unless such offer is:
(i)   an “Exempt Offer” in accordance with the Markets Rules (MKT) Module of the Dubai Financial Services Authority (the “DFSA”) rulebook; and
(ii)   made only to persons who meet the Professional Client criteria set out in Rule 2.3.3 of the Conduct of Business (COB) Module of the DFSA rulebook and who are not a natural person.
Abu Dhabi Global Market
Each underwriter has represented and agreed that it has not offered and will not offer the notes to be issued to any person in the Abu Dhabi Global Market unless such offer is:
(i)   an “Exempt Offer” in accordance with the Markets Rules of the Financial Services Regulatory Authority (the “FSRA”); and
(ii)   made only to persons who are Authorised Person or Recognised Bodies (as such terms are defined in the FSRA Financial Services and Markets Regulation 2015 (“FSMR”)) or persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 18 of FSMR) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated.

(iii)   made only to persons who meet the Professional Client criteria set out in Rule 2.4.1 of the FSRA Conduct of Business Rules.
South Korea
The notes have not been and will not be registered for public offering under the Financial Investments Services and Capital Markets Act of Korea (the “FSCMA”). Accordingly, each underwriter represents and agrees that (i) the number of residents in Korea (as defined in the Foreign Exchange Transactions Law of Korea (“FETL”) and its Enforcement Decree) and persons in Korea to whom the notes have been and will be offered shall be fewer than 50 (as calculated in accordance with the Enforcement Decree of the FSCMA), and (ii) the number of notes (where, for this purpose, the minimum specified denomination of the notes, as specified in this Prospectus Supplement, shall constitute one note) offered in Korea or to a resident in Korea shall be fewer than 50. Furthermore, the notes shall not be divided or redenominated within 1 year from the issuance. Except for the notes offered in Korea or to a resident in Korea in accordance with the aforementioned restriction, none of the notes may be offered, sold and delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea within 1 year from the issuance of the notes, except pursuant to the applicable laws and regulations of Korea. Furthermore, the purchaser of the notes shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the notes.

TAX CONSIDERATIONS
French Taxation
The following discussion, which replaces in its entirety the discussion under the caption “Tax Considerations—French Taxation” in the attached prospectus, is a summary of certain material French tax consequences of acquiring, owning and disposing of the notes. Prospective purchasers of the notes should read this discussion as well as the risk factors in our Annual Report on Form 20-F for the year ended December 31, 2024. Prospective purchasers of the notes are urged to consult their own tax advisors concerning the French tax consequences of the acquisition, ownership and disposition of the notes arising under French tax laws (including estate and gift tax laws) and their eligibility for the benefits of any tax treaty.
It applies only to holders of debt securities issued by TotalEnergies Capital USA and guaranteed by TotalEnergies SE that are not residents of France for the purpose of French taxation, that are not shareholders of TotalEnergies SE, are not related parties to TotalEnergies SE within the meaning of Article 39.12 of the French Tax Code (as defined below) and do not hold debt securities in connection with a business or profession conducted in France or a permanent establishment or a fixed base in France. Holders of the debt securities who concurrently hold shares of TotalEnergies SE may also be impacted by other rules not described in this section.
This summary is based on provisions of French tax laws and regulations, as in force and applied by the French tax authorities at the date hereof, and is subject to any changes or to different interpretations, possibly with retrospective effect, in applicable French tax laws or in any applicable double taxation conventions or treaties with France occurring after such date. Accordingly, no opinion is expressed herein with regard to any system of law other than the laws of France as applied by French courts as of the date hereof and this discussion does not purport to be a complete analysis of all potential French tax effects of the acquisition, ownership and disposition of debt securities.
The discussion of French tax consequences set out below is for general information only and is not tax advice. Prospective purchasers of debt securities are urged to consult their own tax advisors concerning the French tax consequences of the acquisition, ownership and disposition of the debt securities arising under French tax laws (including estate and gift tax laws) and their eligibility for the benefits of any tax treaty.
Taxation of payments made by the Guarantor in relation to the notes
As far as payments under the notes by the Guarantor are concerned, there is some uncertainty as to the precise tax qualification applicable in France to such payments in the absence of any specific tax provision, case law or official guidance.
One interpretation could be that payments made by the Guarantor qualify as French source interest for French withholding tax purposes. On this basis, payments to be made by the Guarantor will not be subject to the withholding tax set out under Article 125 A III of the French Tax Code, unless such payments are made outside France in a non-cooperative State or territory (Etat ou territoire non coopératif) within the meaning of Article 238-0 A of the French Tax Code (a “Non-Cooperative State”) other than those States or territories mentioned in 2° of 2 bis of the same Article 238-0 A, irrespective of the holder’s fiscal domicile or registered headquarters. If such payments are made outside France in a Non-Cooperative State other than those States or territories mentioned in 2° of 2 bis of Article 238-0 A of the French Tax Code, a 75% withholding tax is applicable to such payments (subject to certain exceptions and to more favorable provisions of an applicable double tax treaty) by virtue of Article 125 A III of the French Tax Code. The list of Non-Cooperative States is published by a ministerial executive order (arrêté) which is in principle updated each year. Furthermore, according to the third and fourth paragraphs of Article 238 A of the French Tax Code, interest and assimilated payments with respect to debt securities will not be deductible from the relevant payor’s taxable result if they are paid or accrued to persons domiciled or established in a Non-Cooperative State or paid on an account held in a financial institution established in such a Non-Cooperative State (the “Deductibility Exclusion”). Under certain conditions, any such non-deductible interest or assimilated payment may be re-characterized as constructive dividends pursuant to Articles 109 et seq. of the French Tax Code, in which case they may be subject to the withholding tax set out under Article 119 bis 2 of the French Tax Code, at (i) the standard corporate income tax rate which is set at 25% for payments benefiting legal persons who are not French tax residents, (ii) a rate of 12.8% for payments benefiting individuals who are not French tax residents or (iii) a rate of 75% for payments made outside France in a Non-Cooperative State other than those mentioned in

2° of 2 bis of Article 238-0 A of the French Tax Code, in each case subject to certain exceptions and to more favorable provisions of applicable double tax treaties. The latest list of Non-Cooperative States is dated April 18, 2025 and includes thirteen Non-Cooperative States2.
Notwithstanding the foregoing, neither the 75% withholding tax set out under Article 125 A III of the French Tax Code nor, to the extent that the relevant interest or assimilated payments relate to genuine transactions and are not in an abnormal or exaggerated amount, the Deductibility Exclusion and the related withholding tax set out under Article 119 bis 2 of the French Tax Code that may be levied as a result of such Deductibility Exclusion will apply in respect of the debt securities if the relevant payor can prove that the main purpose and effect of the issue of the debt securities was not that of locating the interest in a Non-Cooperative State (the “Exception”).
Pursuant to the administrative guidelines published by the French tax authorities regarding this legislation (BOI-INT-DG-20-50-30-14/06/2022 n° 150 and BOI-INT-DG-20-50-20-06/06/2023, n° 290), the debt securities should benefit from the Exception without the relevant payor having to provide any evidence supporting the main purpose and effect of the issue of the debt securities, and accordingly will be able to automatically benefit from the Exception (the “Safe Harbor”), if the debt securities are:
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offered by means of a public offering within the meaning of Article L.411-1 of the French Monetary and Financial Code for which the publication of a prospectus is mandatory or pursuant to an equivalent offer in a state other than a Non-Cooperative State (for this purpose, an “equivalent offering” means any offering requiring the registration or submission of an offering document by or with a foreign securities market authority); and/or

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admitted to trading on a French or foreign regulated market or multilateral financial instruments trading facility provided that such market or facility is not located in a Non-Cooperative State and that such market is operated by a market operator, an investment services provider, or by such other similar foreign entity that is not located in a Non-Cooperative State; and/or

•
admitted, at the time of their issue, to the operations of a central depositary or of a securities delivery and payment systems operator within the meaning of Article L.561-2 of the French Monetary and Financial Code, or of one or more similar foreign depositaries or operators provided that such depositary or operator is not located in a Non-Cooperative State.

Prospective purchasers of debt securities shall note that it is not entirely clear whether these administrative guidelines apply to payments made by a French guarantor, although there are arguments supporting that view
The debt securities issued by TotalEnergies Capital USA under this Prospectus Supplement qualify as debt securities under French commercial law. To the extent that the debt securities are admitted, at the time of their issue, to the operations of DTC, Euroclear and Clearstream, i.e., securities delivery and payment systems operators within the meaning of Article L. 561-2 of the French Monetary and Financial Code which are not located in a Non-Cooperative State, payments made by the Guarantor in respect of the debt securities to their holders should fall under the Safe Harbor and should thus not be subject to the withholding tax set out under Article 125 A III of the French Tax Code, as construed by the French tax authorities under the BOFIP if they are qualified as interest payments by the French tax authorities. Moreover, under the same conditions, pursuant to the BOFIP and to the extent that the relevant payment relates to genuine transactions and are not in an abnormal or exaggerated amount, payments by the Guarantor on the debt securities should not be subject to the Deductibility Exclusion and, as a result, should not be subject to the withholding tax set out under Article 119 bis 2 of the French Tax Code solely on account of their being paid on an account held in a financial institution established in a Non-Cooperative State or accrued or paid to persons established or domiciled in a Non-Cooperative State.
Alternatively, payments made by the Guarantor could be regarded as payments independent from the payments to be made under the notes by the issuer. Accordingly, and in the absence of any specific provision to the contrary in the French Code général des impôts, such payments should be out of the scope from withholding taxes in France.

2
Antigua and Barbuda, Turks and Caicos Islands, Anguilla, Vanuatu, Fiji, Guam, American Virgin Islands, Palau, Panama, Russia, Samoa, American Samoa and Trinidad and Tobago. The Non-Cooperative States mentioned in 2° of 2 bis of Article 238-0 A are the following: Fiji, Guam, American Virgin Islands, Palau, Panama, Russia, Samoa, American Samoa and Trinidad and Tobago.

A further interpretation could be that payments made by the Guarantor should be treated as payments in lieu of payments to be made on the notes by the issuer. Accordingly, payments to be made by the guarantor should not be subject to withholding taxes in France to the extent that payments made or to be made by the issuer would not be subject to withholding taxes in France by reason of it not being resident of, or otherwise established in France.
Other interpretations, which may lead to a different treatment under French tax law, cannot be ruled out.
Taxation of payments of interest and assimilated revenue made by the issuer in respect of the notes
On the basis that the issuer is not and will not be viewed as being a French tax resident and any transactions in connection with the notes are not and will not be attributed or attributable to a French branch, permanent establishment or other fixed place of business of the issuer, payments of interest and assimilated revenues by the issuer under the notes will not be viewed as French source income and therefore will not be subject to withholding taxes in France, in accordance with the applicable French law.
By exception, pursuant to Article 125 A I of the French Code général des impôts, and subject to certain exceptions, where the paying agent is established in France, interest and assimilated revenue received by French tax resident individuals are subject to a 12.8% mandatory (non-final) withholding tax. If applicable, this withholding tax is creditable against the applicable personal income tax liability in respect of the year in which the payment has been made. If the withholding tax paid exceeds the total amount of personal income tax due, the excess will be refunded. Such interest and assimilated revenue are also subject to French social contributions by way of a withholding at the aggregate rate of 18.6% (CSG of 10.6% subject to the entry into force of the Social Security Finance Bill for 2026, the prélèvement de solidarité sur les revenus du patrimoine et produits de placement of 7.5% and the CRDS of 0.5%), subject to certain exceptions.
Other rules may apply where the paying agent is not established in France.
Additional Amounts
If the French tax laws or regulations applicable to the Guarantor (or to any successors) change and payments in respect of the debt securities become subject to withholding or deduction, we will, to the extent permitted by applicable law, be responsible for the payment of any additional amounts to offset such withholding, except as provided under “—Special Situations—Payment of Additional Amounts” in the attached prospectus.
Under French law, a guarantor may not bear on behalf of a holder of its debt securities any withholding tax due in respect of interest payments on such securities. It is unclear whether additional amounts payable (as described under “—Special Situations—Payment of Additional Amounts” in the attached prospectus) in respect of withholding or deduction for taxes imposed on payments on the debt securities may be validly paid in accordance with French law.
Holders of the debt securities should consult with their tax advisors regarding the tax consequences if the guarantor makes any payments with respect to the debt securities.
United States Federal Income Taxation
For a summary of certain U.S. federal income tax considerations relevant to the acquisition, ownership and disposition of the notes for certain holders, please review the section entitled “Tax Considerations—United States Federal Income Taxation” beginning on page 27 of the attached prospectus.
It is expected, and this prospectus supplement assumes, that the notes will be issued with less than de minimis original issue discount and denominated in U.S. dollars for U.S. federal income tax purposes. Accordingly, the notes will not be subject to the special U.S. federal income tax considerations applicable to debt securities treated as issued with original issue discount or denominated in a foreign currency for U.S. federal income tax purposes.

LEGAL MATTERS
Certain legal matters with respect to the issuance and validity of the securities offered hereby under the laws of New York and France will be passed upon for us by Matthew Clayton, Legal Director, Project & Corporate Finance of TotalEnergies SE. The underwriters will be advised about certain legal matters relating to any offering by Clifford Chance LLP.

EXPERTS
The consolidated financial statements of TotalEnergies SE as of December 31, 2024, 2023 and 2022 and for the years then ended, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) as of December 31, 2024 incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2024 have been so incorporated in reliance on the reports of Ernst & Young Audit and PricewaterhouseCoopers Audit, independent registered public accounting firms, given on the authority of said firms as experts in auditing and accounting.

PROSPECTUS
TOTALENERGIES SE

TOTALENERGIES CAPITAL
FULLY AND UNCONDITIONALLY GUARANTEED
by
TOTALENERGIES SE

TOTALENERGIES CAPITAL USA, LLC
FULLY AND UNCONDITIONALLY GUARANTEED
by
TOTALENERGIES SE

TOTALENERGIES CAPITAL INTERNATIONAL
FULLY AND UNCONDITIONALLY GUARANTEED
by
TOTALENERGIES SE

(GUARANTEED) DEBT SECURITIES
TotalEnergies SE, TotalEnergies Capital, TotalEnergies Capital USA, LLC or TotalEnergies Capital International may offer and sell debt securities from time to time in one or more offerings using this prospectus. Debt securities offered by TotalEnergies Capital, TotalEnergies Capital USA, LLC and/or TotalEnergies Capital International using this prospectus will be fully and unconditionally guaranteed by TotalEnergies SE, and are referred to as guaranteed debt securities in this prospectus.
This prospectus provides you with a general description of the securities. Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.
We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.
Investing in our securities involves certain risks. See “Risk Factors” beginning on page 5 of this prospectus and any similar section contained in the applicable prospectus supplement concerning factors you should consider before investing in our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is August 29, 2025.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, utilizing a shelf registration process. By using a shelf registration statement, we may sell the securities described in this prospectus from time to time and in one or more offerings as described in the prospectus. This prospectus provides you with a general description of the securities we may offer. Each time TotalEnergies SE, TotalEnergies Capital, TotalEnergies Capital USA, LLC or TotalEnergies Capital International offers and sells securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement or the free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses) together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference”.
We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.
In this prospectus, the terms “we”, “our” and “us” refer to TotalEnergies SE or, in connection with an offering by TotalEnergies Capital, both TotalEnergies SE and TotalEnergies Capital or, in connection with an offering by TotalEnergies Capital USA, LLC, both TotalEnergies SE and TotalEnergies Capital USA, LLC or, in connection with an offering by TotalEnergies International, both TotalEnergies SE and TotalEnergies Capital International, the “Company” or the “Guarantor” refers to TotalEnergies SE, “TotalEnergies” refers to TotalEnergies SE and its direct and indirect consolidated subsidiaries, “TotalEnergies Capital” refers to TotalEnergies Capital, “TotalEnergies Capital USA” refers to TotalEnergies Capital USA, LLC and “TotalEnergies Capital International” refers to TotalEnergies Capital International. Any debt securities of TotalEnergies Capital, TotalEnergies Capital USA or TotalEnergies Capital International that are offered using this prospectus will be fully and unconditionally guaranteed by the Guarantor, and are referred to as guaranteed debt securities.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES
TotalEnergies SE is a European company (Societas Europaea or SE) incorporated under the laws of France and TotalEnergies Capital and TotalEnergies Capital International are sociétés anonymes, each incorporated under the laws of France. TotalEnergies Capital USA is a limited liability company organized under the laws of Delaware. Many of our directors, managers and officers, and some of the experts named in this document, reside outside the United States, principally in France. In addition, although we have assets in the United States, a large portion of our assets and the assets of our directors and officers is located outside of the United States. As a result, although we have appointed Corporation Service Company, 19 West 44th Street, Suite 200, New York, NY 10036 as agent for service of process under the registration statement to which this prospectus relates, U.S. investors may find it difficult in a lawsuit based on the civil liability provisions of the U.S. federal securities laws:
•
to effect service within the United States upon us or our directors and officers located outside the United States;

•
to enforce in U.S. courts or outside the United States judgments obtained against us or those persons in the U.S. courts;

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to bring an original action in a French court to enforce such liabilities against us or those persons; and

•
to enforce against us or those persons in France or in other jurisdictions outside the United States, in non-U.S. courts, including French courts, judgments of U.S. courts predicated upon such liabilities.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
Available Information
TotalEnergies SE files annual reports and other reports and information with the SEC. The SEC maintains a web site that contains reports and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.
Our web site address is http://www.totalenergies.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.
The Company’s American depositary shares are listed on the New York Stock Exchange (“NYSE”, United States). The principal trading market for the Company’s shares is Euronext Paris (France). The Company’s shares are also listed on Euronext Brussels (Belgium) and the London Stock Exchange (“LSE”, United Kingdom) through CREST Depository Interest (“CDI”). You can consult reports and other information about the Company that it files pursuant to the rules of the New York Stock Exchange at such exchange.
The Company has filed with the SEC a registration statement on Form F-3 relating to the securities covered by this prospectus. This prospectus and any prospectus supplement are part of a registration statement and do not contain all of the information in the registration statement. Forms of the indentures and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Whenever a statement is made in this prospectus or any prospectus supplement about these documents, the statement is only a summary and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of all of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.
Incorporation by Reference
The SEC’s rules allow TotalEnergies to “incorporate by reference” into this prospectus the information in documents filed with the SEC. This means that TotalEnergies can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:
•
the Annual Report on Form 20-F for the year ended December 31, 2024, filed with the SEC on March 31, 2025; and

•
the report on Form 6-K furnished to the SEC on July 24, 2025.

All reports and other documents TotalEnergies subsequently files pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of this offering but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.
Furthermore, TotalEnergies incorporates by reference any reports on Form 6-K furnished to the SEC by TotalEnergies pursuant to the Exchange Act prior to the termination of this offering that indicate on their cover page that they are incorporated by reference in this prospectus.
The Annual Report on Form 20-F of TotalEnergies for the year ended December 31, 2024 contains a summary description of TotalEnergies’ business and audited consolidated financial statements with an auditors’ report by TotalEnergies’ independent registered public accounting firms. These financial statements were prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) and IFRS as adopted by the European Union, which we refer to herein as “IFRS”.
Each person, including any beneficial owner, to whom a prospectus is delivered, may request a copy of any or all of the information that has been incorporated by reference in this prospectus, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning TotalEnergies at the following address:
TOTALENERGIES SE
Tour Coupole
2, place Jean Millier
Arche Nord Coupole/Regnault
92078 Paris La Défense Cedex
France
+33 1 47 44 45 46

TOTALENERGIES SE
The Company was incorporated on March 28, 1924 and has a duration until March 28, 2119, unless earlier dissolved or extended to a later date. With a presence in about 120 countries, TotalEnergies is a globally integrated energy company that produces and markets energies: oil and biofuels, natural gas, biogas and low-carbon hydrogen renewables and electricity. TotalEnergies’ model of value creation is based on integration across the energy value chain, from exploration and production of oil, gas and electricity to energy distribution to the end customer, and including refining, liquefaction, petrochemicals, trading, and energy transportation and storage. The Company’s corporate name is TotalEnergies SE, effective as of May 28, 2021 upon the adoption of a resolution at the annual general meeting of shareholders to change the name from TOTAL SE to TotalEnergies SE. As of December 31, 2024, the Group’s organization is centered around five business segments: Exploration & Production, Integrated LNG, Integrated Power, Refining & Chemicals and Marketing & Services.
TOTALENERGIES CAPITAL
TotalEnergies Capital is a wholly owned indirect subsidiary of the Company, other than certain shares held by its directors. It was incorporated as a société anonyme under the laws of France on December 15, 1999 under the name of DAJA 22, renamed TotalFinaElf Capital on July 17, 2000, renamed Total Capital on May 6, 2003, renamed TotalEnergies Capital on June 15, 2021 and has a duration until December 15, 2098. TotalEnergies Capital is a financing vehicle for TotalEnergies and issues debt securities and commercial paper on behalf of TotalEnergies. TotalEnergies Capital lends substantially all proceeds of its borrowings to TotalEnergies. The Guarantor will fully and unconditionally guarantee any guaranteed debt securities issued by TotalEnergies Capital as to payment of principal, premium, if any, interest and any other amounts due. As permitted under Rule 13-01 of Regulation S-X, we have not included summarized financial information for TotalEnergies Capital, because it does not have any material assets, liabilities, or operations other than related to its debt financing activities and management believes such summarized financial information would be repetitive and would not provide incremental value to investors.
TOTALENERGIES CAPITAL USA, LLC
TotalEnergies Capital USA is a wholly owned indirect subsidiary of the Company. It was organized as a limited liability company under the laws of the State of Delaware on July 21, 2025. TotalEnergies Capital USA is a financing vehicle for TotalEnergies and issues debt securities and commercial paper on behalf of TotalEnergies. TotalEnergies Capital USA lends substantially all proceeds of its borrowings to TotalEnergies. The Guarantor will fully and unconditionally guarantee any guaranteed debt securities issued by TotalEnergies Capital USA as to payment of principal, premium, if any, interest and any other amounts due. As permitted under Rule 13-01 of Regulation S-X, we have not included summarized financial information for TotalEnergies Capital USA, because it does not have any material assets, liabilities, or operations other than related to its debt financing activities and management believes such summarized financial information would be repetitive and would not provide incremental value to investors.
TOTALENERGIES CAPITAL INTERNATIONAL
TotalEnergies Capital International is a wholly owned subsidiary of the Company, other than certain shares held by its directors. It was incorporated as a société anonyme under the laws of France on December 13, 2004 under the name of DAJA 56, renamed Total Capital International on May 5, 2011 and renamed TotalEnergies Capital International on June 15, 2021 and has a duration until December 13, 2103. TotalEnergies Capital International is a financing vehicle for TotalEnergies and issues debt securities on behalf of TotalEnergies. TotalEnergies Capital International lends substantially all proceeds of its borrowings to TotalEnergies. The Guarantor will fully and unconditionally guarantee any guaranteed debt securities issued by TotalEnergies Capital International as to payment of principal, premium, if any, interest and any other amounts due. As permitted under Rule 13-01 of Regulation S-X, we have not included summarized financial information for TotalEnergies Capital International, because it does not have any material assets, liabilities, or operations other than related to its debt financing activities and management believes such summarized financial information would be repetitive and would not provide incremental value to investors.

RISK FACTORS
Investing in the securities offered using this prospectus involves risk. Before deciding whether to invest in our securities, you should consider carefully the risks described below, together with the risks described in the documents incorporated by reference into this prospectus, and any risk factors included in the prospectus supplement. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occur, our business and liquidity, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our securities, including the securities offered using this prospectus, to decline, resulting in a loss of all or part of your investment. Please also carefully read the section entitled “Cautionary Statement Concerning Forward-Looking Statements” included in our most recent Annual Report on Form 20-F and any subsequent Current Reports on Form 6-K.
Risks relating to TotalEnergies’ Business
You should read “Risk Factors” in TotalEnergies’ Annual Report on Form 20-F for the year ended December 31, 2024, which is incorporated by reference in this prospectus, for information on risks relating to TotalEnergies’ business.
Risks related to the offering and owning the debt securities
Since the Company is a holding company and currently conducts its operations through subsidiaries, your right to receive payments on the debt securities and the guarantee is subordinated to the other liabilities of the Company’s subsidiaries.
The Company is organized as a holding company, and substantially all of its operations are carried on through subsidiaries. The Company’s principal source of income is the dividends and distributions it receives from its subsidiaries. The Company’s ability to meet its financial obligations is dependent upon the availability of cash flows from its domestic and foreign subsidiaries and affiliated companies through dividends, intercompany advances, management fees and other payments. The Company’s subsidiaries are not guarantors on the debt securities we may offer, with any of the Company, TotalEnergies Capital, TotalEnergies Capital USA or TotalEnergies Capital International as issuer. Moreover, these subsidiaries and affiliated companies are not required and may not be able to pay dividends to the Company. Claims of the creditors of the Company’s subsidiaries have priority as to the assets of such subsidiaries over the claims of creditors of the Company. Consequently, holders of the Company’s debt securities or TotalEnergies Capital’s debt securities, TotalEnergies Capital USA’s debt securities or TotalEnergies Capital International’s debt securities, in each case, that are guaranteed by the Guarantor, are in fact structurally subordinated, on the Guarantor’s insolvency, to the prior claims of the creditors of the Guarantor’s subsidiaries.
In addition, some of the Company’s subsidiaries are subject to laws restricting the amount of dividends they may pay. For example, these laws may prohibit dividend payments when net assets would fall below subscribed share capital, when the subsidiary lacks available profits or when the subsidiary fails to meet certain capital and reserve requirements. For example, French law prohibits those subsidiaries incorporated in France from paying dividends unless these payments are made out of distributable profits. These profits consist of accumulated, realized profits, which have not been previously utilized, less accumulated, realized losses, which have not been previously written off. Other statutory and general law obligations may also affect the ability of directors of the Company’s subsidiaries to declare dividends and the ability of our subsidiaries to make payments to us on account of intercompany loans.
Since the debt securities are unsecured, your right to receive payments may be adversely affected.
The debt securities that we are offering will be unsecured. The debt securities are not subordinated to any of our other debt obligations, and therefore they will rank equally with all our other unsecured and unsubordinated indebtedness (save for certain mandatory exceptions provided by French law). If any of TotalEnergies, TotalEnergies Capital, TotalEnergies Capital USA or TotalEnergies Capital International, as issuer of the debt securities, defaults on the debt securities (or the guarantee in the case of TotalEnergies if it is relevant), or after bankruptcy, liquidation or reorganization, then, to the extent the relevant obligor has granted security over its assets, the assets that secure that entity’s debts will be used to satisfy the obligations under that secured debt before the obligor can make payment on the debt securities or the guarantee. There may only be limited assets available to make payments on the debt securities or the guarantee in the event of an acceleration of the debt securities. If there is not enough collateral to satisfy the obligations of the secured debt, then the remaining amounts on the secured debt would share equally with all unsubordinated unsecured indebtedness (save for certain mandatory exceptions provided by French law).
At any point in time there may or may not be an active trading market for the debt securities.
At any point in time there may or may not be an active trading market for the debt securities. Unless indicated otherwise in the applicable prospectus supplement, the debt securities that we offer will not be listed on any securities exchange or made available for quotation on any automated interdealer quotation system. In addition, underwriters, broker-dealers and agents that participate in the distribution of the debt securities may make a market in the debt securities as permitted by applicable laws and regulations but will have no obligation to do so, and any such market-making activities with respect to the debt securities may be discontinued at any time without notice. If any of the debt securities are traded after their initial issuance, they may trade at a discount from their initial offering price. Among the factors that could cause the debt securities to trade at a discount are: an increase in prevailing interest rates; a decline in our credit worthiness; the time remaining to the maturity; a weakness in the market or investor demand for our securities and similar securities; and declining general economic conditions.
Transactions in the debt securities could be subject to the European financial transaction tax, if adopted.
On February 14, 2013, the European Commission adopted a proposal for a Council Directive (the “Draft Directive”) on a common financial transaction tax (“FTT”). According to the Draft Directive, the FTT should be implemented in eleven EU Member States (Austria, Belgium, Estonia, France, Germany, Greece, Italy, Portugal, Spain, Slovakia and Slovenia; the “Participating Member States”). However, in March 2016, Estonia officially indicated that it would no longer be a Participating Member State.
The Commission’s Proposal has a very broad scope and, if introduced in its current form, could apply to certain dealings in the debt securities (including secondary market transactions) in certain circumstances. The mechanism by which the tax would apply and be collected is not yet known, but if the Commission’s Proposal or any similar tax were adopted, transactions in the debt securities could be subject to higher costs, and the liquidity of the market for the debt securities may be diminished.
The EU FTT could, if introduced in its current draft form, apply, under certain circumstances, to some transactions involving the debt securities and to persons both established within and outside the Participating Member States. On October 10, 2016, the European Commission has been tasked with the drafting of the legislation that will be submitted to the Participating Member States. However, and despite several attempts, no agreement has been found between the Participating Member States so far. Such Participating Member States agreed to continue negotiating on a new proposal based on the French model which in principle would only concern shares of listed companies whose head office is in a Member State of the European Union. However, such proposal is still subject to change until a final approval, the scope of such tax being therefore uncertain. The timing of its implementation remains also unclear. Additional EU member states may decide to participate and certain of the Participating Member States may decide to withdraw. In February 2021, the Portuguese Presidency of the Council proposed an inclusive discussion among all Member States on tax design issues of the EU FTT. Since then, the participating countries have regularly held meetings on the proposal, but the issue has remained so far at a standstill in Council. In June 2023, the Commission stated that “the prospects of reaching an agreement on the FTT in the future were limited” adding there was “little expectation that any proposal would be agreed in the short term.”
Prospective holders of the debt securities should consult their own tax advisers in relation to the consequences of the FTT associated with subscribing for, purchasing, holding and disposing of the debt securities.

USE OF PROCEEDS
We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

FORWARD-LOOKING STATEMENTS
Some of the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement may constitute “forward-looking statements” within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Although we have based these forward-looking statements on our expectations and projections about future events, it is possible that actual results may differ materially from our expectations. In many cases, we include a discussion of the factors that are most likely to cause forward-looking statements to differ from actual results together with the forward-looking statements themselves.
Information regarding important factors that could cause actual results to differ, perhaps materially, from those in our forward looking statements is contained under “Cautionary Statement Concerning Forward-Looking Statements” in our Annual Report on Form 20-F for 2024, which is incorporated in this prospectus by reference (and will be contained in any of our annual reports for a subsequent year that are so incorporated). See “Where You Can Find More Information; Incorporation by Reference” above for information about how to obtain a copy of this annual report.
In light of the factors set forth in the applicable Annual Report on Form 20-F and the other factors described in this prospectus, the forward-looking events might not occur at all or may occur differently than as described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events or for any other reason.
DESCRIPTION OF DEBT SECURITIES AND GUARANTEE
General
TotalEnergies SE may issue debt securities and TotalEnergies Capital, TotalEnergies Capital USA or TotalEnergies Capital International may issue guaranteed debt securities using this prospectus. As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the debt securities that the Company may issue are governed by a contract between TotalEnergies SE and The Bank of New York Mellon, London Branch, as trustee, called an indenture. In the same manner, the guaranteed debt securities that each of TotalEnergies Capital, TotalEnergies Capital USA or TotalEnergies Capital International may issue are governed by another, separate indenture, in each case among the respective issuer, the Company and The Bank of New York Mellon, London Branch, as trustee. Unless otherwise stated in a prospectus supplement, the address for the trustee is The Bank of New York Mellon, London Branch, 160 Queen Victoria Street, London EC4V 4LA, United Kingdom.
The trustee under the indentures has two main roles:
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first, it can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described under “Default and Related Matters—Events of Default—Remedies If an Event of Default Occurs” below; and

•
second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell your debt securities and sending you notices.

Under the indenture for the guaranteed debt securities that may be issued by TotalEnergies Capital, TotalEnergies Capital USA or TotalEnergies Capital International, TotalEnergies acts as the guarantor. For the guaranteed debt securities that TotalEnergies Capital, TotalEnergies Capital USA or TotalEnergies Capital International may issue using this prospectus, TotalEnergies SE will fully and unconditionally guarantee the payment of the principal of, premium, if any, and interest on the guaranteed debt securities, including certain additional amounts which may be payable under the debt securities and the guarantee, as described under “—Special Situations—Payment of Additional Amounts”. TotalEnergies SE will guarantee the payment of such amounts when such amounts become due and payable, whether at the stated maturity of the guaranteed debt securities, by declaration or acceleration, call for redemption or otherwise.
In other respects, the guaranteed debt securities are subject to the same material provisions as the other debt securities described below.
Each indenture and its associated documents contain the full legal text governing the matters described in this section. The indentures, the debt securities and the guarantee are governed by New York law. We and the trustee have agreed to, and each holder of a debt security by its acceptance thereof agrees to, waive the right to trial by jury with respect to any legal proceeding directly or indirectly arising out of or relating to the indentures or the debt securities. A form of each indenture is an exhibit to our registration statement. See “Where You Can Find More Information; Incorporation by Reference” for information on how to obtain a copy.
The trustee will not be liable for special, indirect or consequential damages and will not be liable for any failure of its obligations caused by circumstances beyond its reasonable control.
This section summarizes the material provisions of the indentures, the debt securities and, for the case of guaranteed debt securities, the guarantee. However, because it is a summary, it does not describe every aspect of the indentures, the debt securities or the guarantee. This summary is subject to and qualified in its entirety by reference to all the provisions of the indentures, including some of the terms used in the indentures. We describe the meaning for only the more important terms. We also include references in parentheses to some sections of the indentures. Whenever we refer to particular sections or defined terms of the indentures in this prospectus or in the prospectus supplement, those sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement.
TotalEnergies SE, TotalEnergies Capital, TotalEnergies Capital USA and TotalEnergies Capital International may issue as many distinct series of debt securities under their respective indentures as we wish. This section summarizes all material terms of the debt securities that are common to all series, unless otherwise indicated in the prospectus supplement relating to a particular series. References to “we” and “us” in this section refer to either TotalEnergies SE, or in connection with an offering of guaranteed debt securities, both TotalEnergies SE and TotalEnergies Capital, TotalEnergies SE and TotalEnergies Capital USA or TotalEnergies SE and TotalEnergies Capital International unless otherwise indicated.
We may issue the debt securities as original issue discount securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount. (Section 101) Special U.S. federal income tax, accounting and other considerations may apply to original issue discount securities. These considerations are discussed below under “Tax Considerations—United States Federal Income Taxation”. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to any such debt securities.
Unless otherwise specified in a prospectus supplement, we may issue debt securities of the same series as an outstanding series of debt securities without the consent of holders of securities in the outstanding series. Any additional debt securities so issued will have the same terms as the existing debt securities of the same series in all respects (except for the first interest payment on the new series, if any), so that such additional debt securities will be consolidated and form a single series with the existing debt securities of the same series.
In addition, the specific financial, legal and other terms particular to a series of debt securities are described in the prospectus supplement and the purchase agreement relating to the series. Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series described in the prospectus supplement and the terms of the applicable supplemental indenture that will be described therein.
The prospectus supplement relating to a series of debt securities will describe the following terms of the series:
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the title of the series of debt securities;

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any limit on the aggregate principal amount of the series of debt securities;

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any stock exchange, if any, on which we list the series of debt securities;

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the date or dates on which we will pay the principal of the series of debt securities;

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the rate or rates, which may be fixed or variable, per annum at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

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the dates on which interest, if any, on the series of debt securities will be payable and the regular record dates for the interest payment dates;

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any mandatory or optional sinking funds or analogous provisions or provisions for redemption at the option of the holder;

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the date, if any, after which and the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions that are not described in this prospectus, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

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the denominations in which the series of debt securities will be issuable if other than denominations of $1,000 and any integral multiple of $1,000;

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the currency of payment of principal of, premium, if any, and interest on the series of debt securities if other than the currency of the United States of America and the manner of determining the equivalent amount in the currency of the United States of America, if applicable;

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any index used to determine the amount of payment of principal of, premium, if any, and interest on the series of debt securities;

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whether we will be required to pay additional amounts for withholding taxes or other governmental charges and, if applicable, a related right to an optional tax redemption for such a series;

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whether the series of debt securities will be issuable in whole or in part in the form of a global security as described below under “Legal Ownership—Global Securities”, and the depositary or its nominee with respect;

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to the series of debt securities, and any special circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depositary or its nominee; and

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any other special features of the series of debt securities.

The debt securities will be issued only in fully registered form without interest coupons.
Legal Ownership
Street Name and Other Indirect Holders
We generally will not recognize investors who hold securities in accounts at banks or brokers as legal holders of securities. When we refer to the holders of securities, we mean only the actual legal and (if applicable) record holder of those securities. Holding securities in accounts at banks or brokers is called holding in street name. If you hold securities in street name, we will recognize only the bank or broker or the financial institution the bank or broker uses to hold its securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the securities, either because they agree to do so in their customer agreements or because they are legally required to do so. If you hold securities in street name, you should check with your own institution to find out:
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how it handles securities payments and notices;

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whether it imposes fees or charges;

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how it would handle voting if it were ever required to vote;

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whether and how you can instruct it to send you securities registered in your own name so you can be a direct holder as described below; and

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how it would pursue rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders
Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, under the securities run only to persons who are registered as holders of securities. As noted above, we do not have obligations to you if you hold in street name or other indirect means, either because you choose to hold securities in that manner or because the securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Securities
What is a Global Security? A global security is a special type of indirectly held security, as described above under “Street Name and Other Indirect Holders”. If we choose to issue securities in the form of global securities, the ultimate beneficial owners can only be indirect holders.
We require that the securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depositary. Any person wishing to own a security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement relating to an offering of a series of securities will indicate whether the series will be issued only in the form of global securities.
Special Investor Considerations for Global Securities.   As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of securities and instead deal only with the depositary that holds the global security.
If you are an investor in securities that are issued only in the form of global securities, you should be aware that:
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You cannot get securities registered in your own name.

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You cannot receive physical certificates for your interest in the securities.

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You will be a street name holder and must look to your own bank or broker for payments on the securities and protection of your legal rights relating to the securities, as explained earlier under “Street Name and Other Indirect Holders”.

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You may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

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The depositary’s policies will govern payments, transfers, exchange and other matters relating to your interest in the global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way.

Special Situations When the Global Security Will Be Terminated.   In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing securities. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in securities transferred to their own name so that they will be direct holders. The rights of street name investors and direct holders in the securities have been previously described in the subsections entitled “—Street Name and Other Indirect Holders” and “—Direct Holders”.
The special situations for termination of a global security are:
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When the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary.

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When an event of default on the securities has occurred and has not been cured. Defaults on debt securities are discussed below under “Description of Debt Securities and Guarantee—Default and Related Matters—Events of Default”.

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When the issuer or guarantor notifies the trustee that the global security is exchangeable for physical certificates.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or the trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

In the remainder of this description of debt securities, “you” means direct holders and not street name or other indirect holders of securities. Indirect holders should read the previous subsection entitled “Street Name and Other Indirect Holders”.
Overview of Remainder of This Description
The remainder of this description summarizes:
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Additional mechanics relevant to the debt securities under normal circumstances, such as how you transfer ownership and where we make payments.

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Your rights under several special situations, such as if we merge with another company or if we want to change a term of the debt securities.

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Your rights to receive payment of additional amounts due to changes in French tax withholding or deduction requirements.

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Your rights if we default or experience other financial difficulties.

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Our relationship with the trustee.

Additional Mechanics
Exchange and Transfer
The debt securities will be issued:
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only in fully registered form;

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without interest coupons; and

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unless otherwise indicated in the prospectus supplement, in denominations that are even multiples of $1,000.

You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (Section 305) This is called an exchange.
You may exchange or transfer registered debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring registered debt securities. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also register transfers of the registered debt securities. (Section 305)
You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange of a registered debt security will only be made if the security registrar is satisfied with your proof of ownership.
If we have designated additional transfer agents, they are named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section 1002)
If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during a specified period of time in order to freeze the list of holders to prepare the mailing. The period begins 15 days before the day we mail the notice of redemption and ends on the day of that mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption. However, we will continue to permit transfers and exchanges of the unredeemed portion of any security being partially redeemed. (Section 305)
Payment and Paying Agents
We will pay interest to you if you are a direct holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and is stated in the prospectus supplement. (Section 307)

We will pay interest, principal and any other money due on the registered debt securities at the corporate trust office of the trustee in London. That office is currently located at The Bank of New York Mellon, London Branch, 160 Queen Victoria Street, London EC4V 4LA, United Kingdom. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks. Interest on global securities will be paid to the holder thereof by wire transfer.
Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to pro rate interest fairly between buyer and seller. This pro rated interest amount is called accrued interest.
Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.
We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent. We must notify you through the trustee of changes in the paying agents for any particular series of debt securities. (Section 1002)
Notices
We and the trustee will send notices only to direct holders, using their addresses as listed in the trustee’s records. (Section 106)
Regardless of who acts as paying agent, all money that we pay to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. (Section 1006)
Special Situations
Mergers and Similar Events
We are generally permitted to consolidate or merge with another company or firm. We are also permitted to sell or lease substantially all of our assets to another corporation or other entity or to buy or lease substantially all of the assets of another corporation or other entity. In addition, we are permitted to transfer:
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the obligations of TotalEnergies Capital, TotalEnergies Capital USA and/or TotalEnergies Capital International to TotalEnergies SE or any majority-owned subsidiary of TotalEnergies SE; and

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the obligations of TotalEnergies SE, as issuer of debt securities, to any majority-owned subsidiary of TotalEnergies SE, so long as the obligations of that subsidiary are guaranteed by TotalEnergies SE on the same terms as TotalEnergies SE’s guarantee of TotalEnergies Capital’s, TotalEnergies Capital USA’s and TotalEnergies Capital International’s debt securities.

Solely in the case of a transfer of TotalEnergies Capital’s, TotalEnergies Capital USA’s or TotalEnergies Capital International’s obligations to TotalEnergies SE, the relevant guarantee of TotalEnergies SE will cease to exist without further action on our part.
No vote by holders of debt securities approving any of these actions is required, unless as part of the transaction we make changes to the applicable indenture requiring your approval, as described below under “—Modification and Waiver”. We may take these actions as part of a transaction involving outside third parties or as part of an internal corporate reorganization. We may take these actions even if they result in:
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a lower credit rating being assigned to the debt securities; or

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additional amounts becoming payable in respect of withholding tax.

Except as provided below, we have no obligation under the indentures to seek to avoid these results, or any other legal or financial effects that are disadvantageous to you, in connection with a merger, consolidation or sale or lease of assets that is permitted under the indentures. However, we may not take any of these actions unless all the following conditions are met:

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Where TotalEnergies SE, TotalEnergies Capital, TotalEnergies Capital USA or TotalEnergies Capital International merges out of existence or sells or leases substantially all of its assets, or transfers its obligations to a substitute obligor, the other entity must be duly organized and validly existing under the laws of the relevant jurisdiction.

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The merger, sale or lease of assets or other transaction, or the transfer of obligations to a substitute obligor, must not cause a default on the debt securities, and we must not already be in default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described below under “Default and Related Matters—Events of Default—What is An Event of Default?” A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

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If any of TotalEnergies SE, TotalEnergies Capital, TotalEnergies Capital USA or TotalEnergies Capital International merges out of existence or sells or leases substantially all of its assets, or transfers its obligations to a substitute obligor, the other entity must assume its obligations under the applicable indenture, debt securities and guarantee, including TotalEnergies SE’s, TotalEnergies Capital’s, TotalEnergies Capital USA’s or TotalEnergies Capital International’s obligations to pay additional amounts described below under “—Payment of Additional Amounts”. In the event the jurisdiction of incorporation of the successor or substitute obligor is not the Republic of France with respect to TotalEnergies SE, TotalEnergies Capital and TotalEnergies Capital International or the United States with respect to TotalEnergies Capital USA, such successor or substitute obligor shall also agree to be bound to the obligations described below under “—Payment of Additional Amounts” and “—Optional Tax Redemption” but shall substitute the successor’s or substitute obligor’s jurisdiction of incorporation for the Republic of France or the United States, as the case may be.

In the case of debt securities issued by TotalEnergies Capital USA, the above conditions shall not apply to any consolidation, amalgamation or merger under the laws of the United States or any state or territory thereof in which TotalEnergies Capital USA is the successor company and continues to be liable by operation of law for the due and punctual payment of the principal of, and premium, if any, and interest on all the debt securities then outstanding and for all other obligations of TotalEnergies Capital USA under the indenture and under such debt securities.
In addition, in the case of debt securities issued by TotalEnergies Capital USA, TotalEnergies Capital USA may, notwithstanding anything contained in the indenture, enter into any transaction with any direct or indirect wholly owned subsidiary of TotalEnergies SE without complying with the conditions set forth above in a transaction or series of transactions in which TotalEnergies Capital USA retains all of its obligations under and in respect of all outstanding debt securities (a “Permitted Reorganization”) provided that, as of the date of the Permitted Reorganization:
(a)
substantially all of the unsubordinated and unsecured indebtedness for borrowed money of TotalEnergies Capital USA which ranked pari passu with the then outstanding debt securities immediately prior to the proposed Permitted Reorganization will rank no better than pari passu with the then outstanding debt securities after the Permitted Reorganization; or

(b)
at least two of TotalEnergies Capital USA’s then current credit rating agencies (or if only one credit rating agency maintains ratings in respect of the debt securities at such time, that one credit rating agency) have affirmed that the rating assigned by them to the debt securities shall not be downgraded as a result of the Permitted Reorganization.

It is possible that the U.S. Internal Revenue Service may deem a merger or other similar transaction to cause an exchange for U.S. federal income tax purposes of debt securities for new securities by the holders of the debt securities. This could result in the recognition of taxable gain or loss for U.S. federal income tax purposes and possible other adverse tax consequences.

Modification and Waiver
There are three types of changes we can make to the indentures and the debt securities.
Changes Requiring Your Approval.   First, there are changes that cannot be made to your debt securities without your specific approval, for example, by calling a meeting of holders and seeking a 100% quorum and unanimous consent, or, more likely, by obtaining written consents from each holder. We must obtain your specified approval in order to:
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change the stated maturity of the principal or interest on a debt security;

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reduce any amounts due on a debt security;

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reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•
change the place or currency of payment on a debt security;

•
impair your right to sue for payment;

•
reduce the percentage of holders of debt securities whose consent is needed to modify or amend the applicable indenture;

•
reduce the percentage of holders of debt securities whose consent is needed to waive compliance with various provisions of the applicable indenture or to waive various defaults;

•
modify any other aspect of the provisions dealing with modification and waiver of the applicable indenture; and

•
in the case of guaranteed debt securities, change in any manner adverse to the interests of holders the obligations of TotalEnergies SE to pay any principal, premium or interest under the guarantee. (Section 902)

Changes Requiring a Majority Vote.   The second type of change to the indentures and the debt securities is the kind that requires a vote in favor by holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and other changes that would not adversely affect holders of the debt securities in any material respect. (Section 901) The same vote would be required for us to obtain a waiver of all or part of the covenants described below, or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indentures or the debt securities described previously under “—Changes Requiring Your Approval” unless we obtain your individual consent, for example, by calling a meeting of holders and seeking a 100% quorum and unanimous consent, or, more likely, by obtaining written consents from each holder, to the waiver. (Section 513)
Changes Not Requiring Approval.   The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and other changes that would not adversely affect holders of the debt securities in any material respect. (Section 901)
Further Details Concerning Voting.   When taking a vote, we will use the following rules to decide how much principal amount to attribute to a security:
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For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

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For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that security described in the prospectus supplement.

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For debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent as of the date of original issuance.

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Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “Covenants—Defeasance and Discharge”. (Section 101)

•
We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the applicable indenture (or failing us in certain circumstances, the trustee). If we set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding debt securities of that series on the record date and must be taken within 90 days following the record date or another period that we may specify (or as the trustee may specify, if it set the record date). We may shorten or lengthen (but not beyond 90 days) this period from time to time. (Sections 501, 502, 512, 513 and 902)
Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indentures or the debt securities or request a waiver.
Redemption and Repayment
Unless otherwise indicated in the prospectus supplement, your debt security will not be entitled to the benefit of any sinking fund—that is, we will not deposit money on a regular basis into any separate custodial account to repay your debt securities. In addition, we will not be entitled to redeem your debt security before its stated maturity, other than as described below under “—Optional Tax Redemption”, unless the prospectus supplement specifies a redemption commencement date or other specific conditions upon which we may redeem the debt securities. You will not be entitled to require us to buy your debt security from you, before its stated maturity, unless the related prospectus supplement specifies one or more repayment dates.
In the event that we exercise an option to redeem any debt security, we will give written notice of the principal amount of the debt security to be redeemed to the trustee at least 45 days before the applicable redemption date and to the holder not less than 30 days nor more than 60 days before the applicable redemption date. We will give the notice in the manner described above under “Additional Mechanics—Notices”.
If a debt security represented by a global security is subject to repayment at the holder’s option, the depositary or its nominee, as the holder, will be the only person that can exercise the right to repayment. Any indirect holders who own beneficial interests in the global security and wish to exercise a repayment right must give proper and timely instructions to their banks or brokers through which they hold their interests, requesting that they notify the depositary to exercise the repayment right on their behalf. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depositary before the applicable deadline for exercise.
Street name and other indirect holders should contact their banks or brokers for information about how to exercise a repayment right in a timely manner.
We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, in our discretion, be held, resold or canceled.
Payment of Additional Amounts
We will make payments on the debt securities without withholding any taxes unless otherwise required to do so by law or by the interpretation or administration thereof. If the Republic of France or, in the case of debt securities issued by TotalEnergies Capital USA, the United States, or any tax authority in these jurisdictions, requires TotalEnergies SE, TotalEnergies Capital, TotalEnergies Capital USA or TotalEnergies Capital International to withhold or deduct amounts from payment on a debt security or any amounts to be paid under the guarantee in respect of guaranteed debt securities or as additional amounts for or on account of taxes or any other governmental charges, or in some cases any other jurisdiction requires such withholding or deduction as a result of a merger or similar event, TotalEnergies SE, TotalEnergies Capital, TotalEnergies Capital USA or TotalEnergies Capital International, as the case may be, may be required to pay you an additional amount so that the net amount you receive will be the amount specified in the debt security to which you are entitled.
TotalEnergies Capital USA and, in its capacity as guarantor under the guarantee with respect to debt securities issued by TotalEnergies Capital USA, TotalEnergies SE, as the case may be, will not have to pay additional amounts under the following circumstance:
•
The tax or governmental charge is imposed by the United States or any political subdivision thereof.

Further, TotalEnergies Capital, TotalEnergies Capital USA, TotalEnergies Capital International or TotalEnergies SE, as the case may be, will not have to pay additional amounts under any of the additional following circumstances:

•
The holder or beneficial owner of the debt securities is subject to such tax or governmental charge by reason of having some present or former connection (including a present or former connection of certain related parties to the holder or beneficial owner) to the jurisdiction requiring such withholding or deduction, other than the mere holding of the debt security.

•
The tax or governmental charge is imposed due to the presentation of a debt security, if presentation is required, for payment on a date more than 30 days after the payment became due or after the payment was provided for, whichever occurs later.

•
The tax or governmental charge is on account of an estate, inheritance, gift, sale, transfer, personal property or similar tax or governmental charge.

•
The tax or governmental charge is payable in a manner that does not involve withholding or deduction.

•
The tax or governmental charge is imposed or withheld because the holder or beneficial owner failed:

•
to provide information about the nationality, residence or identity of the holder or beneficial owner; or

•
to make a declaration or satisfy any information requirements that the statutes, treaties, regulations or administrative practices of the taxing jurisdiction require as a precondition to exemption from all or part of such tax or governmental charge.

•
The withholding or deduction is imposed on a holder or beneficial owner who could have avoided such withholding or deduction by presenting its debt securities to another paying agent.

•
The tax or governmental charge is imposed or withheld pursuant to the European Union Directive 2003/48/EC regarding the taxation of savings income or any other directive amending, supplementing or replacing such directive, or any law implementing or complying with, or introduced in order to conform to, such directive or directives.

•
The holder is a fiduciary or partnership or an entity that is not the sole beneficial owner of the payment of the principal of, or any interest on, any debt security, and the laws of the jurisdiction require the payment to be included in the income of a beneficiary or settlor for tax purposes with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of such security.

•
The tax or governmental charge is imposed or withheld on account of any combination of the listed circumstances above (including, for the avoidance of doubt, in the case of TotalEnergies Capital USA and, in its capacity as guarantor under the guarantee with respect to debt securities issued by TotalEnergies Capital USA, TotalEnergies SE, where the tax or governmental charge is imposed by the United States or any political subdivision thereof).

In addition, any amounts to be paid by TotalEnergies Capital, TotalEnergies Capital USA, TotalEnergies Capital International or TotalEnergies SE, as the case may be, on the debt securities will be paid net of any deduction or withholding imposed or required pursuant to Sections 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code, which is referred to as FATCA Withholding, and the trustee shall be entitled to deduct FATCA Withholding, and no person shall have any obligation to gross-up any of the aforementioned payments or to pay any additional amount as a result of any FATCA Withholding.
The prospectus supplement relating to the debt securities may describe additional circumstances in which TotalEnergies Capital, TotalEnergies Capital USA or TotalEnergies Capital International would not be required to pay additional amounts. (Section 1010) By the terms of the guarantee, if under the terms of the debt securities set forth in the prospectus supplement TotalEnergies Capital, TotalEnergies Capital USA or TotalEnergies Capital International is not required to pay any additional amounts, then TotalEnergies SE as guarantor shall not be required to pay additional amounts under the guarantee, unless the guarantee has been modified or amended as described in the applicable prospectus supplement.
Please see the discussion under “Tax Considerations—French Taxation—Additional Amounts” for a summary of the treatment of additional amounts under French tax law.

Optional Tax Redemption
We may also have the option to redeem the debt securities of a given series if, as a result of any change in French tax treatment with respect to TotalEnergies Capital, TotalEnergies Capital International and TotalEnergies SE or United States tax treatment with respect to TotalEnergies Capital USA (or treatment of any jurisdiction in which a successor to, or substitute obligor of, TotalEnergies Capital, TotalEnergies Capital International, TotalEnergies SE or TotalEnergies Capital USA is organized), TotalEnergies Capital, TotalEnergies Capital International, TotalEnergies SE or TotalEnergies Capital USA or a successor to, or substitute obligor of, any of the foregoing would be required to pay additional amounts as described above under “—Payment of Additional Amounts”. This option applies only in the case of changes in such tax treatment that become effective or of which we are notified on or after the date specified in the prospectus supplement for the applicable series of debt securities (or in the case of a successor or substitute entity, after the date of succession or substitution). The redemption price for the debt securities, other than original issue discount debt securities, will be equal to the principal amount of the debt securities being redeemed plus accrued interest, if any. The redemption price for original issue discount debt securities will be specified in the prospectus supplement for such securities. (Section 1108)
Defeasance and Discharge
The following discussion of defeasance and discharge will be applicable to your series of debt securities, unless the related prospectus supplement states otherwise. (Section 403)
Each indenture contains a provision that permits us to elect:
•
to be discharged after 90 days from all our obligations (subject to limited exceptions) with respect to any series of debt securities then outstanding; and/or

•
to be released from our obligations under some of the covenants and from the consequences of an event of default resulting from a breach of such covenants.

We can legally release ourselves from any payment or other obligations on the debt securities under either of the above elections, except for various obligations described below, if we, in addition to other actions, put in place the following arrangements for you to be repaid:
•
We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates. In addition, on the date of such deposit, we must not be in default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described below under “Default and Related Matters—Events of Default—What is An Event of Default?” A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

•
We must deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves in accordance with their terms. In the case of debt securities being discharged, we must deliver along with this opinion a private letter ruling from the U.S. Internal Revenue Service to this effect or a revenue ruling pertaining to a comparable form of transaction published by the U.S. Internal Revenue Service to the same effect.

•
If the debt securities are listed on the New York Stock Exchange, we must deliver to the trustee a legal opinion of our counsel confirming that the deposit, defeasance and discharge will not cause the debt securities to be delisted.

However, even if we take these actions, a number of our obligations relating to the debt securities will remain. These include the following obligations:
•
to register the transfer and exchange of debt securities;

•
to replace mutilated, destroyed, lost or stolen debt securities;

•
to maintain paying agencies; and

•
to hold money for payment in trust.

Default and Related Matters
Ranking
The debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The debt securities are not subordinated to any of our other debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness (save for certain mandatory exceptions provided by French law).
Events of Default
You will have special rights if an event of default occurs and is not cured, as described later in this subsection.
What Is an Event of Default? The term “event of default” means any of the following:
•
We do not pay the principal or any premium on a debt security at maturity.

•
We do not pay interest on a debt security within 30 days of its due date.

•
We remain in breach of a covenant or any other term of the applicable indenture for 90 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities of the affected series.

•
We file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur.

•
In respect of guaranteed debt securities issued by TotalEnergies Capital, TotalEnergies Capital USA or TotalEnergies Capital International, the guarantee is not (or is claimed by TotalEnergies SE, TotalEnergies Capital, TotalEnergies Capital USA or TotalEnergies Capital International not to be) in full force and effect.

•
Any other event of default described in the prospectus supplement occurs. (Section 501)

Remedies If an Event of Default Occurs.   If an event of default has occurred and has not been cured, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of the affected series if certain conditions are met. (Section 502)
Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indentures at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This protection is called an indemnity. (Section 603) If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indentures. (Section 512)
Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:
•
You must give the trustee written notice that an event of default has occurred and remains uncured.

•
The holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•
The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity.

•
No direction inconsistent with such written request must have been given to the trustee during such 60-day period by holders of a majority in principal amount of all outstanding debt securities of that series. (Section 507)

Nothing, however, will prevent an individual holder from bringing suit to enforce payment.
Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

We will furnish to the trustee every year a written statement of certain of our officers certifying that, to their knowledge, we are in compliance with the indentures and the debt securities, or else specifying any default. (Section 1008)
Regarding the Trustee
TotalEnergies SE and several of its subsidiaries maintain banking relations with the trustee and its affiliates in the ordinary course of their business.
If an event of default occurs, or an event occurs that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded, the trustee may be considered to have a conflicting interest with respect to the debt securities or the applicable indenture for purposes of the Trust Indenture Act of 1939, as amended. In that case, the trustee may be required to resign as trustee under the applicable indenture and we would be required to appoint a successor trustee.

CLEARANCE AND SETTLEMENT
Book-Entry, Delivery and Form
Unless we indicate differently in any applicable prospectus supplement or free writing prospectus, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities, or, collectively, global securities.
The Depository Trust Company (“DTC”), will act as securities depository for the global securities (the “Securities”). The Securities will be issued as fully-registered securities and registered in the name of Cede & Co., the nominee of DTC, or such other name as may be requested by an authorized representative of DTC. One fully-registered Security certificate will be issued for each issue of the Securities, each in the aggregate principle amount of such issue, and will be deposited with DTC. If, however, the aggregate principle amount of any issue exceeds $500 million, one certificate will be issued with respect to each $500 million of principle amount, and an additional certificate will be issued with respect to any remaining principal amount of such issue.
Beneficial interests in the Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, which may include Euroclear Bank SA/NV, as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme, Luxembourg (“Clearstream Banking”). If so provided in the applicable prospectus supplement, investors may elect to hold interests in the Securities through any of DTC, Euroclear or Clearstream Banking, if they are participants in these systems, or indirectly through organizations which are participants in these systems.
DTC has advised us that it is:
•
a limited-purpose trust company organized under the New York Banking Law;

•
a “banking organization” within the meaning of the New York Banking Law;

•
a member of the Federal Reserve System;

•
a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•
a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds and provides asset servicing for securities that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between “Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants” and, together with Direct Participants, “Participants”). The DTC rules applicable to its Participants are on file with the SEC.
Purchases of Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual purchaser of each Security (“Beneficial Owner”) is in turn to be recorded on the Direct Participant’s and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Securities are to be accomplished by entries made on the books of Direct Participants and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the global securities, except in the event that use of the book-entry system for the Securities is discontinued.
To facilitate subsequent transfers, all Securities deposited by Direct Participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Securities with DTC and their registration in the name of

Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Securities. DTC’s records reflect only the identity of the Direct Participants to whose accounts such Securities are credited, which may or may not be the Beneficial Owners. The Direct Participants and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.
So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its Direct Participants and Indirect Participants. Notices and demands in respect of the securities and the indenture may be delivered to us and certificated securities may be surrendered for payment, registration of transfer or exchange at The Bank of New York Mellon, 240 Greenwich Street, New York, New York 10286, unless otherwise specified in the prospectus supplement for the applicable securities.
Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of Securities may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the Securities, such as redemptions, tenders, defaults, and proposed amendments to the Security documents. For example, Beneficial Owners of Securities may wish to ascertain that the nominee holding the Securities for their benefit has agreed to obtain and transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.
Redemption notices will be sent to DTC. If less than all of the Securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in the securities of such series to be redeemed.
Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to Securities unless authorized by a Direct Participant in accordance with DTC’s Money Market Instrument (MMI) Procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts Securities of such series are credited on the record date (identified in a listing attached to the omnibus proxy).
So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below and unless if otherwise provided in the description of the applicable securities herein or in the applicable prospectus supplement, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.
Redemption proceeds, distributions and dividend payments on Securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us, the trustee or any agent of ours on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC, us, the trustee or any agent of ours, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.
Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.
A Beneficial Owner shall give notice to elect to have its Securities purchased or tendered, through its Participant, to the tender/remarketing Agent, and shall effect delivery of such Securities by causing the Direct Participant to transfer the Participant’s interest in the Securities, on DTC’s records, to the tender/remarketing Agent. The requirement for physical delivery of Securities in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the Securities are transferred by Direct Participants on DTC’s records and followed by a book-entry credit of tendered Securities to the tender/remarketing Agent’s DTC account.
DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.
We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, Security certificates will be printed and delivered to DTC.
The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information. See “—Other” below.
Euroclear and Clearstream
If so provided in the applicable prospectus supplement, you may hold interests in a global security through Clearstream Banking S.A., which we refer to as “Clearstream,” or Euroclear Bank SA/NV, as operator of the Euroclear System, which we refer to as “Euroclear,” either directly if you are a participant in Clearstream or Euroclear or indirectly through organizations which are participants in Clearstream or Euroclear. Clearstream and Euroclear will hold interests on behalf of their respective participants as Indirect Participants in DTC (through customers’ securities accounts in the names of Clearstream and Euroclear, respectively, on the books of their respective U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in such depositaries’ names on DTC’s books).
Clearstream and Euroclear are securities clearance systems in Europe. Clearstream and Euroclear hold securities for their respective participating organizations and facilitate the clearance and settlement of securities transactions between those participants through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of certificates.
Payments, deliveries, transfers, exchanges, notices and other matters relating to beneficial interests in global securities owned through Euroclear or Clearstream must comply with the rules and procedures of those systems. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in DTC, on the other hand, are also subject to DTC’s rules and procedures.
Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers and other transactions involving any beneficial interests in global securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.
Cross-market transfers between participants in DTC, on the one hand, and participants in Euroclear or Clearstream, on the other hand, will be effected through DTC in accordance with the DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective U.S. depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global securities through DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement. Participants in Euroclear or Clearstream may not deliver instructions directly to their respective U.S. depositaries.

Due to time zone differences, the securities accounts of a participant in Euroclear or Clearstream purchasing an interest in a global security from a direct participant in DTC will be credited, and any such crediting will be reported to the relevant participant in Euroclear or Clearstream, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a participant in Euroclear or Clearstream to a direct participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.
Other
The information in this section of this prospectus concerning DTC, Clearstream, Euroclear and their respective book-entry systems has been obtained from sources that we believe to be reliable, but we do not take responsibility for this information. This information has been provided solely as a matter of convenience. The rules and procedures of DTC, Clearstream and Euroclear are solely within the control of those organizations and could change at any time. Neither we nor the trustee nor any agent of ours or of the trustee has any control over those entities and none of us takes any responsibility for their activities. You are urged to contact DTC, Clearstream and Euroclear or their respective participants directly to discuss those matters. In addition, although we expect that DTC, Clearstream and Euroclear will perform the foregoing procedures, none of them is under any obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither we nor any agent of ours will have any responsibility for the performance or nonperformance by DTC, Clearstream and Euroclear or their respective participants of these or any other rules or procedures governing their respective operations.

TAX CONSIDERATIONS
French Taxation
This section is a summary of certain material French tax consequences of acquiring, owning and disposing of the debt securities described in this prospectus. It applies only to holders of debt securities issued by TotalEnergies SE, TotalEnergies Capital and TotalEnergies Capital International that are not residents of France for the purpose of French taxation, that are not shareholders of TotalEnergies SE, TotalEnergies Capital and TotalEnergies Capital International, are not related parties to the relevant issuer of the debt securities within the meaning of Article 39.12 of the French Tax Code (as defined below) and do not hold debt securities in connection with a business or profession conducted in France or a permanent establishment or a fixed base in France. Holders of the debt securities who concurrently hold shares of TotalEnergies SE may also be impacted by other rules not described in this section.
This summary is based on provisions of French tax laws and regulations, as in force and applied by the French tax authorities at the date hereof, and is subject to any changes or to different interpretations, possibly with retrospective effect, in applicable French tax laws or in any applicable double taxation conventions or treaties with France occurring after such date. Accordingly, no opinion is expressed herein with regard to any system of law other than the laws of France as applied by French courts as of the date hereof and this discussion does not purport to be a complete analysis of all potential French tax effects of the acquisition, ownership and disposition of debt securities.
Article 1649 AC of the French Code général des impôts (the “French Tax Code”) imposes on financial institutions within the meaning of Article 1 of Decree n°2016-1683 to review and collect information on their clients and investors, in order to identify their tax residence, as well as to provide certain account information to relevant foreign tax authorities (via the French tax authorities) on an annual basis.
The discussion of French tax consequences set out below is for general information only and is not tax advice. Prospective purchasers of debt securities are urged to consult their own tax advisors concerning the French tax consequences of the acquisition, ownership and disposition of the debt securities arising under French tax laws (including estate and gift tax laws) and their eligibility for the benefits of any tax treaty.
Withholding Taxes on Payments Made Outside France
Payments of interest made by the issuer of debt securities will not be subject to the withholding tax set out under Article 125 A III of the French Tax Code unless such payments are made outside France in a non-cooperative State or territory (Etat ou territoire non coopératif) within the meaning of Article 238-0 A of the French Tax Code (a “Non-Cooperative State”) other than those States or territories mentioned in 2° of 2 bis of the same Article 238-0 A, irrespective of the holder’s fiscal domicile or registered headquarters. If such payments are made outside France in a Non-Cooperative State other than those States or territories mentioned in 2° of 2 bis of Article 238-0 A of the French Tax Code, a 75% withholding tax is applicable to such payments (subject to certain exceptions and to more favorable provisions of an applicable double tax treaty) by virtue of Article 125 A III of the French Tax Code. The list of Non-Cooperative States is published by a ministerial executive order (arrêté) which is in principle updated each year. Furthermore, according to the third and fourth paragraphs of Article 238 A of the French Tax Code, interest with respect to debt securities will not be deductible from the relevant issuer’s taxable result if they are paid or accrued to persons domiciled or established in a Non-Cooperative State or paid on an account held in a financial institution established in such a Non-Cooperative State (the “Deductibility Exclusion”). Under certain conditions, any such non-deductible interest may be re-characterized as constructive dividends pursuant to Articles 109 et seq. of the French Tax Code, in which case they may be subject to the withholding tax set out under Article 119 bis 2 of the French Tax Code, at (i) the standard corporate income tax rate which is set at 25% for payments benefiting legal persons who are not French tax residents, (ii) a rate of 12.8% for payments benefiting individuals who are not French tax residents or (iii) a rate of 75% for payments made outside France in a Non-Cooperative State other than those mentioned in 2° of 2 bis of Article 238-0 A of the French Tax Code, in each case subject to certain exceptions and to more favorable provisions of applicable double tax treaties. The latest list of Non-Cooperative States is dated April 18, 2025 and includes thirteen Non-Cooperative States.
Notwithstanding the foregoing, neither the 75% withholding tax set out under Article 125 A III of the French Tax Code nor, to the extent that the relevant interest relate to genuine transactions and are not in an abnormal or exaggerated amount, the Deductibility Exclusion and the related withholding tax set out under Article 119 bis 2 of the French Tax Code that may be levied as a result of such Deductibility Exclusion will apply in respect of the debt securities if the relevant issuer can prove that the main purpose and effect of the issue of the debt securities was not that of locating the interest in a Non-Cooperative State (the “Exception”).
Pursuant to the administrative guidelines published by the French tax authorities regarding this legislation (BOI-INT-DG-20-50-30-14/06/2022 n° 150 and BOI-INT-DG-20-50-20-06/06/2023, n° 290), the debt securities will benefit from the Exception without the relevant issuer having to provide any evidence supporting the main purpose and effect of the issue of the debt securities, and accordingly will be able to automatically benefit from the Exception (the “Safe Harbor”), if the debt securities are:
•
offered by means of a public offering within the meaning of Article L.411-1 of the French Monetary and Financial Code for which the publication of a prospectus is mandatory or pursuant to an equivalent offer in a state other than a Non-Cooperative State (for this purpose, an “equivalent offering” means any offering requiring the registration or submission of an offering document by or with a foreign securities market authority); and/or

•
admitted to trading on a French or foreign regulated market or multilateral financial instruments trading facility provided that such market or facility is not located in a Non-Cooperative State and that such market is operated by a market operator, an investment services provider, or by such other similar foreign entity that is not located in a Non-Cooperative State; and/or

•
admitted, at the time of their issue, to the operations of a central depositary or of a securities delivery and payment systems operator within the meaning of Article L.561-2 of the French Monetary and Financial Code, or of one or more similar foreign depositaries or operators provided that such depositary or operator is not located in a Non-Cooperative State.

The debt securities issued by TotalEnergies SE, TotalEnergies Capital and TotalEnergies Capital International under this offering memorandum qualify as debt securities under French commercial law. To the extent that the debt securities are admitted, at the time of their issue, to the operations of DTC, Euroclear and Clearstream, i.e., securities delivery and payment systems operators within the meaning of Article L. 561-2 of the French Monetary and Financial Code which are not located in a Non-Cooperative State, payments made by the relevant French issuer in respect of the debt securities to their holders will fall under the Safe Harbor and will thus not be subject to the withholding tax set out under Article 125 A III of the French Tax Code, as construed by the French tax authorities under the BOFIP. Moreover, under the same conditions, pursuant to the BOFIP and to the extent that the relevant interest relate to genuine transactions and are not in an abnormal or exaggerated amount, interest paid by the relevant French issuer on the debt securities should not be subject to the Deductibility Exclusion and, as a result, should not be subject to the withholding tax set out under Article 119 bis 2 of the French Tax Code solely on account of their being paid on an account held in a financial institution established in a Non-Cooperative State or accrued or paid to persons established or domiciled in a Non-Cooperative State.
Taxation on Sale or Other Disposition
Pursuant to Article 244 bis C of the French Tax Code, a person that is not a resident of France for French tax purposes and that does not hold its debt securities in connection with a permanent establishment or a fixed place of business in France, will not be subject to any income or withholding taxes in France in respect of the gains realized on the sale, exchange or other disposal of the debt securities.
Stamp Duty and Other Transfer Taxes
Transfers of debt securities will not be subject to any stamp duty or other transfer tax imposed in France, provided such transfer is not recorded in a deed registered in France.
Estate and Gift Tax
The Republic of France imposes estate and gift tax on securities of a French company that are acquired by inheritance or gift. According to Article 750 ter of the French Tax Code, the taxation is triggered without regard to the residence of the transferor. However, France has entered into estate and gift tax treaties with a number of countries pursuant to which, assuming certain conditions are met, residents of the treaty country may be exempted from such tax or obtain a tax credit.

Additional Amounts
If the French tax laws or regulations applicable to the relevant issuer (or to any successors) change and payments in respect of the debt securities become subject to withholding or deduction, we will, to the extent permitted by applicable law, be responsible for the payment of any additional amounts to offset such withholding, except as provided above in “—Special Situations—Payment of Additional Amounts” or in any applicable prospectus supplement.
Under French law, an issuer may not bear on behalf of a holder of its debt securities any withholding tax due in respect of interest payments on such securities. It is unclear whether additional amounts payable (as described above in “—Special Situations—Payment of Additional Amounts” or in any applicable prospectus supplement) in respect of withholding or deduction for taxes imposed on payments on the debt securities may be validly paid in accordance with French law.
Holders of the debt securities should consult with their tax advisors regarding the tax consequences if the guarantor makes any payments with respect to the debt securities.
United States Federal Income Taxation
The following is a summary of certain U.S. federal income tax considerations relevant to the acquisition, ownership and disposition of the debt securities of TotalEnergies SE, TotalEnergies Capital, or TotalEnergies Capital International to U.S. Holders (as defined below), and of the debt securities of TotalEnergies Capital USA to U.S. Holders and Non-U.S. Holders (as defined below).
This discussion addresses only U.S. federal income tax considerations relevant to debt securities that provide for interest unconditionally payable at least annually at a fixed rate, have a maturity not exceeding 40 years, and are properly treated for U.S. federal income tax purposes as debt. For example, this discussion does not address U.S. federal income tax consequences of debt securities with certain characteristics or that may be subject to special considerations, such as:
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debt securities that are convertible into equity interests;

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debt securities that are issued in bearer form;

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debt securities with contingent payments;

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debt securities with variable rate payments;

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debt securities with installment payments;

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indexed debt securities where payments will be payable by reference to any index or formula;

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debt securities with a reset of the interest rate;

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debt securities that are callable by the issuer before their maturity, other than typical calls at a premium;

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debt securities that are extendable at the option of the issuer or the holder; and

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debt securities where interest and/or principal may be deferred or canceled without approval of the holders.

If we intend to issue a security of a type not described in this section, or if there are otherwise special tax consequences with respect to the security that are not covered herein, additional tax information will be provided in the prospectus supplement or pricing supplement for the applicable security.
This summary deals only with debt securities purchased for cash at their issue price (generally the first price at which a substantial amount of the debt securities is sold, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) pursuant to the relevant offering. Furthermore, this summary deals only with purchasers of debt securities that will hold the debt securities as capital assets (generally, property held for investment). The discussion does not cover all aspects of U.S. federal income taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, the acquisition, ownership or disposition of debt securities by particular investors (including consequences under any alternative minimum tax, the net investment income tax, or the estate and gift tax), and does not address state, local, non-U.S. or other tax laws. This summary also does not discuss all of the tax considerations that may be relevant to certain types of investors subject to special treatment under the U.S. federal income tax laws, such as:
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banks, insurance companies, and other financial institutions;

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real estate investment trusts or regulated investment companies;

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controlled foreign corporations;

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passive foreign investment companies;

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investors that will hold the debt securities in individual retirement accounts or other tax-deferred accounts;

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persons subject to special rules for the taxable year of inclusion for accrual-basis taxpayers under Section 451(b) of the Code;

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tax-exempt organizations or governmental organizations;

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brokers, dealers or traders in securities or currencies;

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investors that will hold the debt securities as part of straddles, hedging transactions or conversion transactions for U.S. federal income tax purposes;

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investors that will hold debt securities through S corporations, partnerships or other pass-through entities or arrangements;

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corporations that accumulate earnings to avoid U.S. federal income tax;

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persons that have ceased to be U.S. citizens or lawful permanent residents of the United States;

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U.S. Holders whose functional currency is not the U.S. dollar;

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U.S. Holders who hold debt securities through foreign intermediaries; and

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U.S. Holders whose debt securities are held in connection with a trade or business conducted or a permanent establishment or fixed base located outside the United States.

This section is based on the Code, U.S. Treasury regulations promulgated thereunder (the “Treasury Regulations”) and judicial and administrative interpretations thereof, in each case as in effect and available on the date of this prospectus. All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below. We have not sought and do not intend to seek any rulings from the United States Internal Revenue Service (the “IRS”) regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of the debt securities.
Each prospective investor should consult its tax advisor with respect to the U.S. federal, state, local and non-U.S. tax consequences of acquiring, owning or disposing of the debt securities.
For the purposes of this section, a “U.S. Holder” is a beneficial owner of debt securities that is, for U.S. federal income tax purposes:
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An individual who is a citizen or resident of the United States;

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a corporation created or organized in or under the laws of the United States or any state of the United States (including the District of Columbia);

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an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust, if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of such trust, or if such trust has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

A “Non-U.S. Holder” is a beneficial owner of debt securities (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds debt securities, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding debt securities and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

The discussion of U.S. federal income tax consequences set out below is for general information only and is not tax advice. All prospective purchasers should consult their tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences of the acquisition, ownership and disposition of the debt securities arising under other U.S. federal tax laws (including estate and gift tax laws), under the laws of any state, local or non-U.S. taxing jurisdiction or under any applicable tax treaty.
Debt Securities of TotalEnergies SE, TotalEnergies Capital, TotalEnergies Capital International or TotalEnergies Capital USA Issued to U.S. Holders
Stated Interest
Interest paid on the debt securities (including additional amounts paid in respect of non-U.S. withholding taxes and without reduction for any amounts withheld), other than interest on a “discount note” (as defined below under “—Original Issue Discount”) that is not “qualified stated interest,” generally will be includible in the gross income of a U.S. Holder as ordinary interest income at the time it is received or accrued, in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes. Qualified stated interest is generally interest that is unconditionally payable at least annually at a single fixed rate. In the case of debt securities issued by TotalEnergies Capital USA, interest paid by such company on such debt securities generally will be U.S. source income. In the case of debt securities issued by TotalEnergies SE, TotalEnergies Capital or TotalEnergies Capital International, interest paid by such company on such debt securities generally will be non-U.S. source income and, for purposes of the U.S. foreign tax credit, generally will be considered passive category income. Any non-U.S. withholding tax paid by a U.S. Holder may be eligible for foreign tax credits (or deduction in lieu of such credits) for U.S. federal income tax purposes, subject to applicable limitations. The calculation of foreign tax credits involves the application of complex rules that depend on a U.S. Holder’s particular circumstances. U.S. Holders should consult their tax advisors regarding the availability of foreign tax credits.
If such interest is paid in foreign currency, a U.S. Holder that uses the cash method of accounting for U.S. federal income tax purposes will recognize interest income equal to the U.S. dollar value of the interest payment, based on the spot rate on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A cash basis U.S. Holder will not realize foreign currency exchange gain or loss on the receipt of stated interest income but may recognize exchange gain or loss (taxable as U.S. source ordinary income or loss) attributable to the actual disposal of the foreign currency received. A U.S. Holder that uses the accrual method of accounting for U.S. federal income tax purposes, or who otherwise is required to accrue interest prior to receipt, may determine the amount recognized with respect to such interest in accordance with either of two methods. Under the first method, the U.S. Holder will recognize income for each taxable year equal to the U.S. dollar value of the foreign currency accrued for such year determined by translating such amount into U.S. dollars at the average spot rate in effect during the relevant interest accrual period (or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the U.S. Holder’s taxable year). In order to apply the second method, the accrual method U.S. Holder must make an election (which must be applied consistently to all debt instruments held by the electing U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder, and cannot be changed without the consent of the IRS). Under the second method, the U.S. Holder would translate accrued interest income at the spot rate on the last day of the accrual period (or the last day of the taxable year in the case of an accrual period that spans two years), or at the spot rate on the date of receipt, if that date is within five business days of the last day of the accrual period. Under either method, a U.S. Holder that uses the accrual method of accounting for U.S. federal income tax purposes will recognize U.S. source foreign currency gain or loss (taxable as ordinary income or loss), on the date interest is received, equal to the difference between the U.S. dollar value of such payment, translated at the spot rate on the date the payment is received, and the U.S. dollar value of the interest previously included in income in respect of such payment.
Original Issue Discount
A debt security, other than a debt security with a term of one year or less (a “short-term note”), will be treated as issued with original issue discount (“OID,” and a debt security issued with OID, a “discount note”) for U.S. federal income tax purposes if the amount by which the debt security’s “stated redemption price at maturity” exceeds its “issue price” is equal to or greater than a de minimis amount (generally, 0.25% of the debt security’s stated redemption price at maturity multiplied by the number of complete years to its maturity). The stated redemption price at maturity of a debt security is the excess of the sum of all payments provided under the debt security other than qualified stated interest payments. The issue price of a debt security will be the first price at which a substantial amount of the debt security is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers.
A U.S. Holder generally will be required to include OID on a discount note in gross income (as ordinary income) on an annual basis under a constant-yield accrual method regardless of the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. As a result, U.S. Holders will generally include any OID in income in advance of the receipt of cash attributable to such income. Investors should consult their tax advisors to determine the U.S. federal income tax implications of the constant-yield method and the accrual of OID.
If a discount note is denominated in foreign currency, OID will be determined for any accrual period in foreign currency and then translated into U.S. dollars in accordance with either of the two alternative methods for accrual method U.S. Holders described under “—Stated Interest” above regardless as to their usual method of accounting for U.S. federal income tax purposes. A U.S. Holder will recognize U.S. source exchange gain or loss (taxable as ordinary income or loss) when such OID is paid (including, upon the disposition of the discount note, the receipt of proceeds that include amounts attributable to OID previously included in income) to the extent of the difference, if any, between the U.S. dollar value of the foreign currency payment received, determined based on the spot rate on the date such payment is received, and the U.S. dollar value of the accrued OID, as determined in the manner described above. For these purposes, all receipts on the discount note other than stated interest generally will be viewed first as receipts of previously accrued OID (to the extent thereof), with payments considered made for the earliest accrual periods first; and second, as receipts of principal.
OID on a discount note issued by TotalEnergies Capital USA generally will be treated as U.S. source income. OID on a discount note issued by TotalEnergies SE, TotalEnergies Capital or TotalEnergies Capital International generally will be treated as non-U.S. source income, and, for purposes of the U.S. foreign tax credit, generally will be considered passive category income.
Short-Term Notes
In general, an individual or other cash method U.S. Holder of a short-term note (as defined above) is not required to accrue OID (as specially defined below for the purposes of this paragraph) unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the short-term note will be ordinary income to the extent of the OID accrued on a straight-line basis, or upon election under the constant-yield method (based on daily compounding), through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the short-term note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for U.S. federal income tax purposes under the accrual method are required to accrue OID on a short-term note on a straight-line basis unless an election is made to accrue the OID under a constant-yield method (based on daily compounding).
For purposes of determining the amount of OID subject to these rules, all interest payments on a short-term note are included in the short-term note’s stated redemption price at maturity. A U.S. Holder may elect to determine the OID as if the short-term note had been originally issued to the U.S. Holder at its purchase price. This election shall apply to all obligations with a maturity of one year or less acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.
Debt Securities Purchased at a Premium
A U.S. Holder that purchases a debt security for an amount in excess of its stated redemption price at maturity may elect to treat such excess as amortizable bond premium. If this election is made, the amount required to be included in the U.S. Holder’s income each year with respect to interest on the debt security will be reduced by the amount of amortizable bond premium allocable (based on the debt security’s yield to maturity) to such year. In the case of a debt security that is denominated in foreign currency, amortizable bond premium will be computed in units of foreign currency and will reduce interest income in units of foreign currency. At the time amortizable bond premium offsets interest income, a U.S. Holder realizes U.S. source exchange gain or loss (taxable as ordinary income or loss) equal to the difference between exchange rates at that time and at the time of the acquisition of the debt security. Any election to amortize bond premium shall apply to all bonds (other than bonds the interest on which is excludible from gross income) held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder and is irrevocable without the consent of the IRS.
Sale, Exchange, Retirement or other Taxable Disposition of the Debt Securities
Upon the sale, exchange, retirement or other taxable disposition of a debt security, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between the amount realized (other than amounts attributable to accrued and unpaid stated interest, which will be includible in income as ordinary interest income in accordance with the U.S. Holder’s method of tax accounting as described above) and the U.S. Holder’s adjusted tax basis in the debt security.
A U.S. Holder’s tax basis in a debt security generally will equal its “U.S. dollar cost,” increased by the amount of any OID included in the U.S. Holder’s income with respect to the debt security and reduced (but not below zero) by the amount of any payments with respect to the debt security that are not qualified stated interest payments and the amount of any amortizable bond premium applied to reduce interest on the debt security. The “U.S. dollar cost” of a debt security purchased with foreign currency generally will be the U.S. dollar value of the purchase price on the date of purchase.
The amount realized on the sale, exchange, retirement or other taxable disposition of a debt security for an amount of foreign currency will generally be the U.S. dollar value of that amount translated at the spot rate on the date of taxable disposition. If the debt security is traded on an established securities market, a cash basis taxpayer (and, if it elects, an accrual method taxpayer) will determine the U.S. dollar value of the amount realized on the settlement date of the disposition. If an accrual method taxpayer makes the election described above, such election must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the IRS. An accrual method U.S. Holder that does not make the special election will recognize U.S. source foreign currency exchange gain or loss (taxable as ordinary income or loss) to the extent attributable to the difference between the exchange rates on the trade date and settlement date.
Gain or loss recognized by a U.S. Holder upon the sale, exchange, retirement or other taxable disposition of a debt security that is attributable to changes in currency exchange rates with respect to the principal thereof generally will be U.S. source ordinary income or loss and will be equal to the difference between the U.S. dollar value of the U.S. Holder’s purchase price of the debt security in foreign currency determined on the date of the sale, exchange, retirement or other taxable disposition, and the U.S. dollar value of the U.S. Holder’s purchase price of the debt security in foreign currency, determined on the date the U.S. Holder acquired the debt security. The foreign currency exchange gain or loss with respect to principal and with respect to accrued and unpaid stated interest and, if any, accrued OID (which will be treated as discussed above under “—Stated Interest,” or “—Original Issue Discount,” as applicable) will be recognized only to the extent of the total gain or loss realized by the U.S. Holder on the sale, exchange, retirement or other taxable disposition of the debt security, and generally will be treated as U.S. source ordinary income or loss.
Subject to the discussion under “Short-Term Notes” above, any gain or loss recognized by a U.S. Holder in excess of foreign currency gain or loss recognized on the sale, exchange, retirement or other taxable disposition of a debt security generally will be U.S. source capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held the debt security for more than one year at the time of the sale, exchange, retirement or other taxable disposition. In the case of a non-corporate U.S. Holder (including an individual), any such gain may be eligible for preferential U.S. federal income tax rates if the U.S. Holder satisfies certain prescribed minimum holding periods. The deductibility of capital losses is subject to limitations.
U.S. Holders should consult their tax advisors regarding how to account for payments made in a foreign currency with respect to the acquisition, sale, exchange, retirement or other taxable disposition of a debt security and the foreign currency received upon a sale, exchange, retirement or other taxable disposition of a debt security.
Information Reporting, Backup Withholding and Other Disclosure Requirements
Backup withholding and information reporting requirements may apply to certain payments of interest, OID (if any), and to sale, exchange, retirement or redemption proceeds to U.S. Holders made within the United States or through certain U.S.-related financial intermediaries. A U.S. Holder may be subject to backup withholding if it fails to furnish the U.S. Holder’s taxpayer identification number, fails to certify that such U.S. Holder is not subject to backup withholding, or fails to otherwise comply with the applicable requirements of the backup withholding rules. Certain U.S. Holders are not subject to the backup withholding and information reporting requirements.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder generally may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.
Certain U.S. Holders that own “specified foreign financial assets” that meet certain U.S. dollar value thresholds generally are required to report information on IRS Form 8938 (Statement of Specified Foreign Financial Assets) relating to such assets with their tax returns. The debt securities issued by TotalEnergies SE, TotalEnergies Capital or TotalEnergies Capital International generally will constitute specified foreign financial assets subject to these reporting requirements unless such debt securities are held in an account at certain financial institutions. U.S. Holders who fail to report the required information could be subject to substantial penalties, and, in such circumstances, the statute of limitations for assessment of tax could be suspended, in whole or part. U.S. Holders are urged to consult their tax advisors regarding the application of these disclosure requirements to their ownership of such debt securities.
Treasury Regulations require the reporting to the IRS of certain foreign currency transactions giving rise to losses equal to, or in excess of, a certain minimum amount, such as the receipt or accrual of OID or interest on foreign currency debt securities, or the sale, exchange, retirement or other taxable disposition of debt securities or foreign currency received in respect thereof. U.S. Holders should consult their tax advisors to determine the tax return obligations, if any, with respect to an investment in the debt securities, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).
Prospective investors are urged to consult their tax advisors as to the application of the information reporting and other disclosure requirement rules to their particular circumstances, including any qualification for exemption from backup withholding and the procedure for obtaining an exemption.
Foreign Account Tax Compliance Act
Pursuant to Sections 1471 through 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act or “FATCA”), and subject to the proposed Treasury Regulations discussed below, a “foreign financial institution” may be required to withhold U.S. tax on certain “foreign passthru payments” (a term not yet defined) to the extent such payments are treated as attributable to certain U.S.-source payments. As non-U.S. entities, if TotalEnergies SE, TotalEnergies Capital or TotalEnergies Capital International were to qualify as a foreign financial institution, under proposed Treasury Regulations, any withholding on “foreign passthru payments” on any so-qualifying entity’s debt securities that are not otherwise “grandfathered” (as described below) would apply to “foreign passthru payments” made on or after the date that is two years after the date of publication in the U.S. Federal Register of applicable final Treasury Regulations defining “foreign passthru payments.” Taxpayers may generally rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Obligations issued on or prior to the date that is six months after the date on which applicable final Treasury Regulations defining “foreign passthru payments” are filed with the U.S. Federal Register generally would be “grandfathered” (and therefore not subject to withholding under FATCA) unless materially modified after such date. However, if additional debt securities that are non-fungible for U.S. federal income tax purposes with, but are not otherwise distinguishable from, a series of previously issued debt securities are issued after the grandfathering date and are subject to withholding under FATCA, then withholding agents may treat all debt securities of such series, including the debt securities of such series offered on or prior to the grandfathering date, as subject to withholding under FATCA. Non-U.S. governments (including France) have entered into agreements with the United States (and additional non-U.S. governments are expected to enter into such agreements) to implement FATCA in a manner that alters the rules described herein. Holders should consult their tax advisors on how these rules may apply to their investment in the debt securities. In the event any withholding under FATCA is imposed with respect to any payments on the debt securities, no person shall have any obligation to gross-up any of the aforementioned payments or to pay any additional amount as a result of such withholding.

Debt Securities of TotalEnergies Capital USA Issued to Non-U.S. Holders
Interest
Subject to the discussion of backup withholding and FATCA withholding below, a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax on payments of stated interest (including OID, if any) if the interest is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States and:
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the Non-U.S. Holder (i) is not a bank with respect to which its receipt of interest on the debt securities is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, (ii) does not own, actually or constructively, 10% or more of the total combined voting power of all classes of the voting stock of TotalEnergies Holdings, USA, Inc., TotalEnergies Capital USA’s sole member;

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the Non-U.S. Holder is not a “controlled foreign corporation” that is related, actually or constructively, to TotalEnergies Holdings, USA, Inc. through stock ownership; and

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the U.S. person that would otherwise be required to deduct and withhold tax from the payment (i) receives a statement (generally on IRS Form W-8BEN, or IRS Form W-8BEN-E) from the Non-U.S. Holder, signed under penalties of perjury, that the Non-U.S. Holder is not a U.S. person or certain other certification requirements are satisfied and (ii) has no actual knowledge or reason to know that the holder is a U.S. Holder.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest (including OID, if any) made to such holder will be subject to U.S. federal withholding tax at a 30% rate unless the Non-U.S. Holder provides the withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) claiming an exemption from (or a reduction of) withholding under the benefits of an income tax treaty, or the payments of interest (including OID, if any) are effectively connected with such holder’s conduct of a trade or business in the United States and the Non-U.S. Holder meets the certification requirements described below. (See “Income or Gain Effectively Connected with a U.S. Trade or Business.”)
Sale, Exchange, Retirement or Other Taxable Disposition of the Debt Securities
Subject to the discussion of backup withholding and FATCA withholding below, a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, retirement or other taxable disposition of a debt security unless the gain is effectively connected with such holder’s conduct of a trade or business in the United States (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or fixed base maintained by such holder in the United States) or, if the Non-U.S. Holder is an individual, such holder is present in the United States for 183 days or more in the taxable year in which the sale, exchange, retirement or other taxable disposition occurs and certain other conditions are met. Any amount received by a Non-U.S. Holder on the sale, exchange, retirement or other taxable disposition of a debt security that is attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above.
Income or Gain Effectively Connected with a U.S. Trade or Business
If any interest (including OID, if any) on the debt securities or gain from the sale, exchange, retirement or other taxable disposition of the debt securities is effectively connected with a U.S. trade or business conducted by a Non-U.S. Holder (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such holder in the United States), then the interest income (including OID, if any) or gain will be subject to U.S. federal income tax at regular graduated income tax rates generally in the same manner as if you were a U.S. Holder. Effectively connected interest income (including OID, if any) will not be subject to U.S. federal withholding tax if you satisfy certain certification requirements by providing to the applicable withholding agent a properly executed IRS Form W-8ECI or successor form. In addition, if you are a corporation, that portion of your earnings and profits that is effectively connected with your U.S. trade or business may also be subject to a “branch profits tax” at a 30% rate unless an applicable income tax treaty provides for a lower rate. For this purpose, interest received on a debt security and gain recognized on the disposition of a debt security will be included in earnings and profits if the interest or gain is effectively connected with the conduct by you of a U.S. trade or business.

Non-U.S. Holders that are subject to the 183 day rule described above will generally be subject to U.S. federal income tax at a rate of 30% (or lower treaty rate, if applicable) on the amount by which capital gains allocable to U.S. sources (including gains from the sale, exchange, retirement or other taxable disposition of the debt securities) exceed capital losses allocable to U.S. sources (excluding any capital loss carryovers).
Information Reporting and Backup Withholding
Backup withholding will not apply to payments of principal or interest (including OID, if any) made by TotalEnergies Capital USA or its paying agent to a Non-U.S. Holder of a debt security if the Non-U.S. Holder meets the identification and certification requirements discussed above under the subheading “—Interest” for exemption from U.S. federal withholding tax or otherwise establishes an exemption. However, information reporting may still apply with respect to interest payments (including OID, if any). Copies of the relevant information returns may be made available to the tax authorities of the country in which the Non-U.S. Holder resides under the provisions of various treaties or agreements for the exchange of information.
Backup withholding and information reporting generally will not apply to payments of proceeds from the sale, exchange, retirement or other taxable disposition of a debt security made to a Non-U.S. Holder by or through the foreign office of a broker. However, information reporting requirements will apply if such broker is, for U.S. federal income tax purposes, a U.S. person or has certain other enumerated connections with the United States unless such broker has documentary evidence in its records that the holder is a Non-U.S. person and certain other conditions are met, or the holder otherwise establishes an exemption. Payments of proceeds from the sale, exchange, retirement or other taxable disposition of a debt security made to a Non-U.S. Holder by or through the United States office of a broker are subject to information reporting and backup withholding at the applicable rate unless the holder certifies, under penalties of perjury, that it is a non-U.S. person and that it satisfies certain other conditions or otherwise establishes an exemption.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder generally may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.
Non-U.S. Holders should consult their own tax advisors regarding the application of information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if available.
Foreign Account Tax Compliance Act
FATCA may impose a U.S. federal withholding tax of 30% on interest income (including OID, if any) paid on a debt security issued by TotalEnergies Capital USA and (subject to the proposed Treasury Regulations discussed below) on the gross proceeds from a disposition of such a debt security paid to (i) a foreign financial institution (as the beneficial owner or as an intermediary for the beneficial owner) unless such institution enters into an agreement with the United States government to collect and provide to the United States tax authorities substantial information regarding United States account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners), and (ii) a foreign entity that is not a financial institution (as the beneficial owner or as an intermediary for the beneficial owner) unless such entity provides the withholding agent with a certification identifying the substantial United States owners of the entity, which generally includes any United States person who directly or indirectly owns more than 10% of the entity. Withholding under FATCA generally will apply to payments of interest on a debt security regardless of when they are made. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of debt securities, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. No such final Treasury Regulations have been issued as of the date hereof.
An intergovernmental agreement between the United States and the applicable foreign country, or future Treasury Regulations or other guidance, may modify these requirements. In many cases, Non-U.S. Holders may be able to indicate their exemption from, or compliance with, FATCA by providing a properly completed IRS Form W-8BEN or W-8BEN-E to the applicable withholding agent certifying as to such status under FATCA; however, it is possible that additional information and diligence requirements will apply in order for a holder to establish an exemption from withholding under FATCA to the applicable withholding agent. Non-U.S. Holders should consult their tax advisors on how these rules may apply to their investment in the debt securities. In the event any withholding under FATCA is imposed with respect to any payments on the debt securities, no person shall have any obligation to gross-up any of the aforementioned payments or to pay any additional amount as a result of such withholding.
Further Issues
Unless otherwise specified in a prospectus supplement, we may issue debt securities of the same series as an outstanding series of debt securities (which additional debt securities so issued will have the same terms as the existing debt securities of the same series in all respects (except for the first interest payment on the new series, if any)) without the consent of holders of securities in the outstanding series, as described under “Description of Debt Securities and Guarantee—General.” These additional debt securities, even if they are treated for non-U.S.-federal-income-tax purposes as part of the same series as a series of original debt securities, may be treated as non-fungible with such series of original debt securities for U.S. federal income tax purposes. In such case, the additional debt securities may be considered to have been issued with OID even if the relevant series of original debt securities had no OID or with a different amount of OID than the relevant series of original debt securities. These differences may affect the market value of the relevant series of original debt securities if the additional debt securities are not otherwise distinguishable from the relevant series of original debt securities.

PLAN OF DISTRIBUTION
We may sell the offered securities from time to time:
•
through underwriters or dealers;

•
through agents;

•
directly to one or more purchasers; or

•
through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement.

LEGAL MATTERS
The Legal Director, Project & Corporate Finance of TotalEnergies SE will pass upon the validity of the debt securities and guarantees as to matters of French law and United States law.
In connection with particular offerings of debt securities in the future, the Legal Director, Project & Corporate Finance of TotalEnergies SE, or other counsel named in the applicable prospectus supplement, will pass upon the validity of the debt securities and guarantee as to matters of French law and New York law. Clifford Chance LLP or any other law firm named in the applicable prospectus supplement will pass upon the validity of the debt securities and guarantee for any underwriters or agents.

EXPERTS
The consolidated financial statements of TotalEnergies SE as of December 31, 2024, 2023 and 2022 and for the years then ended, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) as of December 31, 2024 incorporated in this prospectus by reference to the TotalEnergies’ Annual Report on Form 20-F for the year ended December 31, 2024 have been so incorporated in reliance on the reports of Ernst & Young Audit and PricewaterhouseCoopers Audit, independent registered public accounting firms, given on the authority of said firms as experts in auditing and accounting.

EXPENSES
The following is an estimate of the expenses (other than underwriting discounts and commissions) that we may incur in connection with the distribution of securities registered under this registration statement:
Securities and Exchange Commission registration fee	(1)
Printing and engraving expenses	(2)
Legal fees and expenses	(2)
Accounting fees and expenses	(2)
Indenture Trustee’s fees and expenses	(2)
Rating Agencies’ fees	(2)
Total	(2)

(1)
Pursuant to Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the SEC registration fee will be paid at the time of any particular offering of securities under the registration statement and is therefore not currently determinable.

(2)
These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.

$3,500,000,000
TOTALENERGIES CAPITAL USA, LLC
(A wholly-owned indirect subsidiary of TOTALENERGIES SE)
$1,500,000,000 4.248% Guaranteed Notes Due 2031
$1,250,000,000 4.569% Guaranteed Notes Due 2033
$750,000,000 4.857% Guaranteed Notes Due 2036
Guaranteed on an unsecured, unsubordinated basis by
TOTALENERGIES SE
PROSPECTUS SUPPLEMENT
January 6, 2026
Joint Book-Running Managers
Citigroup	BofA Securities	Morgan Stanley	MUFG
Natixis	SMBC Nikko	Standard Chartered Bank AG